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Exhibit (a)(1)(A)

        OFFER TO PURCHASE FOR CASH
All Outstanding Shares of Common Stock
of
DUSA PHARMACEUTICALS, INC.
a New Jersey Corporation
at
$8.00 Net Per Share
by
CARACO ACQUISITION CORPORATION
a wholly owned subsidiary of
Caraco Pharmaceutical Laboratories, Ltd.
(a subsidiary of Sun Pharmaceutical Industries Limited)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 19, 2012 (AT THE END OF THE DAY), UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Caraco Acquisition Corporation, a New Jersey corporation (which we refer to as the "Purchaser") and a wholly owned subsidiary of Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation ("CPL") (a subsidiary of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India ("Sun Pharma")), is offering to purchase for cash all of the outstanding shares of common stock, no par value per share (the "Shares"), of DUSA Pharmaceuticals, Inc., a New Jersey corporation (which we refer to as "DUSA"), at a purchase price of $8.00 per Share (the "Offer Price"), net to the seller thereof in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" which, together with this Offer to Purchase constitutes the "Offer").

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of November 8, 2012 (as it may be amended from time to time, the "Merger Agreement"), by and among Sun Pharma, Purchaser and DUSA. Sun Pharma assigned its rights under the Merger Agreement as of November 16, 2012 to CPL, a subsidiary of Sun Pharma and the direct parent of Purchaser. Notwithstanding such assignment, in accordance with the terms of the Merger Agreement, Sun Pharma remains liable and obligated under the Merger Agreement. CPL is also owned by Sun Pharma Global, Inc., a corporation organized under the laws of the British Virgin Islands ("Sun Global"). Sun Global is a wholly owned subsidiary of Sun Pharma. Dilip S. Shanghvi is the controlling shareholder of Sun Pharma.

        The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into DUSA (the "Merger"), with DUSA continuing as the surviving corporation in the Merger and a wholly owned subsidiary of CPL. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (excluding Shares held by DUSA as treasury stock or held by CPL, Sun Pharma or their direct or indirect subsidiaries, including as a result of an exercise of the Top-Up Option (as defined below in the "Summary Term Sheet")), will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, DUSA will cease to be a publicly traded company and will become a wholly owned subsidiary of CPL, a subsidiary of Sun Pharma. There are no appraisal rights available in connection with the Offer or the Merger. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares.

        The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition (as described below), (ii) the HSR Condition (as described below) and (iii) the Governmental Authority Condition (as described below). The Minimum Tender Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to midnight (New York City time) on December 19, 2012 (at the end of the day) (the "Expiration Date," unless the Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) shall equal at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date. The HSR Condition requires that any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") relating to the purchase of Shares pursuant to the Offer shall have expired or otherwise been terminated. Under the HSR Act, Sun Pharma will file by November 26, 2012, and DUSA will file, a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer and the Merger. The Governmental Authority Condition requires that no judgment shall have been issued by a court or by a Governmental Authority, or any law or other legal restraint or prohibition be in effect that would make the acceptance for payment of, or the payment for, some or all of the Shares or the consummation of the Offer or the Merger illegal or otherwise prevent or prohibit the consummation thereof. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        After careful consideration, DUSA's board of directors, among other things, has by unanimous vote (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of DUSA and (iii) recommended that the shareholders of DUSA accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement.

        A summary of the principal terms of the Offer appears on pages S-1 through S-8. You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares in the Offer.

November 21, 2012

 IMPORTANT

        If you desire to tender all or any portion of your Shares to the Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to American Stock Transfer and Trust Company, LLC, in its capacity as depositary for the Offer (which we refer to as the "Depositary"), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Purchaser pursuant to the Offer.

        If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry, or you cannot deliver all required documents to the Depository prior to the Expiration Date, you may tender your Shares to the Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—"Procedures for Accepting the Offer and Tendering Shares."

* * * * *

        Questions and requests for assistance should be directed to the Information Agent (as described herein) at its address, telephone numbers and email address set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, and any other material related to the Offer may be obtained at the website maintained by the Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885

Email: DUSA@mackenziepartners.com

i

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. CPL, a subsidiary of Sun Pharma, and the Purchaser have included cross-references in this Summary Term Sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning DUSA contained herein and elsewhere in this Offer to Purchase has been provided to CPL, a subsidiary of Sun Pharma, and the Purchaser by DUSA or has been taken from or is based upon publicly available documents or records of DUSA on file with the SEC or other public sources at the time of the Offer. CPL, a subsidiary of Sun Pharma, and the Purchaser have not independently verified the accuracy and completeness of such information. CPL, a subsidiary of Sun Pharma, and the Purchaser have no knowledge that would indicate that any statements contained herein relating to DUSA provided to CPL, a subsidiary of Sun Pharma, and the Purchaser or taken from or based upon such documents and records filed with the SEC are untrue or incomplete in any material respect.

Securities Sought	All outstanding shares of common stock, no par value per share (the "Shares"), of DUSA Pharmaceuticals, Inc.
Price Offered Per Share	$8.00 net to the seller in cash, without interest thereon and less any applicable withholding taxes (the "Offer Price").
Scheduled Expiration of Offer	Midnight (New York City time) on December 19, 2012 (at the end of the day), unless the Offer (as defined below) is extended or terminated. See Section 1—"Terms of the Offer."
Purchaser

Caraco Acquisition Corporation, a New Jersey corporation (the "Purchaser") and a wholly owned subsidiary of Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation ("CPL"), and a subsidiary of Sun Pharmaceutical Industries Limited ("Sun Pharma"), a corporation organized under the laws of India.

DUSA's Board of Directors Recommendation

The board of directors of DUSA Pharmaceuticals, Inc. (the "DUSA Board") unanimously recommended that the shareholders of DUSA accept the Offer, tender their Shares to the Purchaser in the Offer and, if necessary, adopt the Merger Agreement (as described below) and approve the transactions contemplated thereby.

Who is offering to buy my Shares?

        The Purchaser, a wholly owned subsidiary of CPL and a subsidiary of Sun Pharma, is offering to purchase for cash all of the outstanding Shares. The Purchaser is a New Jersey corporation which was formed for the sole purpose of making the Offer and completing the process by which the Purchaser will be merged with and into DUSA. See the "Introduction" and Section 8—"Certain Information Concerning CPL, Sun Pharma and the Purchaser."

        Unless the context indicates otherwise, in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase"), we use the terms "us," "we" and "our" to refer to the Purchaser and, where appropriate, CPL and Sun Pharma. We use the term the "CPL" to refer to Caraco Pharmaceutical Laboratories, Ltd. alone, the term "Sun Pharma" to refer to Sun

Pharmaceutical Industries Limited alone, the term the "Purchaser" to refer to Caraco Acquisition Corporation alone, and the terms "DUSA" and the "Company" to refer to DUSA Pharmaceuticals, Inc. alone.

How many Shares are you offering to purchase in the Offer?

        We are making an offer to purchase for cash all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (as may be amended or supplemented from time to time, the "Letter of Transmittal" which, together with this Offer to Purchase constitutes the "Offer"). See the "Introduction" and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we want to acquire the entire equity interest in DUSA. If the Offer is consummated, CPL, a subsidiary of Sun Pharma, intends immediately to have the Purchaser consummate the Merger (as described below). Upon consummation of the Merger, DUSA would cease to be a publicly traded company and would be a wholly owned subsidiary of CPL, a subsidiary of Sun Pharma.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $8.00 per Share, net to the seller in cash, without interest thereon and less any applicable withholding taxes. If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction," Section 1—"Terms of the Offer," and Section 2—"Acceptance for Payment and Payment for Shares."

Is there an agreement governing the Offer?

        Yes. Sun Pharma, the Purchaser and DUSA have entered into an Agreement and Plan of Merger, dated as of November 8, 2012 (as it may be amended from time to time, the "Merger Agreement"). Sun Pharma assigned its interest to CPL as of November 16, 2012. Notwithstanding such assignment, inaccordance with the Merger Agreement, Sun Pharma remains liable and obligated under the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of the Purchaser with and into DUSA (the "Merger"), with DUSA continuing as the surviving corporation (which we refer to as the "Surviving Corporation") in the Merger and a wholly owned subsidiary of CPL, a subsidiary of Sun Pharma. See Section 11—"The Merger Agreement; Other Agreements" and Section 15—"Certain Conditions of the Offer."

What does the DUSA Board recommend with respect to the Offer and the Merger?

        After careful consideration, DUSA's board of directors, among other things, has by unanimous vote (i) approved the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of DUSA (other than CPL, Sun Pharma and their affiliates), and (iii) recommended that the shareholders of DUSA accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, vote in favor of the Merger and the Merger Agreement.

        A more complete description of the reasons of DUSA's board of directors' approval of the Offer and the Merger is or will be set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of DUSA.

Will you have the financial resources to make payment?

        Yes, we have sufficient resources available to us. We estimate that we will need approximately $232 million to complete the Offer and the Merger and to pay related transaction fees and expenses at the closing of the Merger. Such funds will be funded by Sun Pharma and its affiliates from their cash or cash equivalents on hand at the time the Merger is completed. The Merger is not conditioned on any financing arrangements. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer, because:

  •
  the Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date (as defined below), will not carry on any activities other than in connection with the Offer and the Merger;

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  we have sufficient cash on hand to purchase all Shares tendered pursuant to the Offer; and

  •
  if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

Will the Offer be followed by a second-step merger if all the Shares are not tendered in the Offer?

        If the Offer is completed and the other conditions to the Merger are satisfied or waived, the Purchaser will merge with and into DUSA upon the vote of DUSA's shareholders (if such a vote is required by law). If the Merger takes place, CPL, a subsidiary of Sun Pharma, will own all of the Shares of DUSA, and all DUSA shareholders who did not tender their Shares will receive the Offer Price upon consummation of the Merger. There are no appraisal rights available in connection with the Offer or the Merger. See Section 17—"Appraisal Rights."

What is the "Top-Up Option" and when will it be exercised?

        Under the Merger Agreement we have been granted an irrevocable option, subject to certain limitations, to purchase from DUSA the number of additional Shares sufficient to cause us to own one share more than 90% of the Shares then outstanding on a fully diluted basis at a price per Share equal to the Offer Price. We refer to this option as the "Top-Up Option." The Top-Up Option is exercisable only once, in whole but not in part and only after the Shares have been accepted for payment. If we do not acquire at least one share more than 90% of the outstanding Shares on a fully diluted basis in the Offer and if there are sufficient authorized and unissued Shares of DUSA common stock available to provide us with one share more than 90% of the outstanding Shares of DUSA on a fully diluted basis, we are required to exercise the Top-Up Option, and we will thereafter effectuate the Merger without any further action by the Shareholders of DUSA. If the Offer has expired, and we acquire less than one share more than 90% of the Shares in the Offer, provided the Minimum Tender Condition (as described below) is satisfied, and there are insufficient authorized and unissued shares of DUSA common stock available to exercise the Top-Up Option, DUSA will call a special meeting of Shareholders to vote on approval of the Merger.

        See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Top-Up Option" and Section 12—"Purpose of the Offer; Plans for DUSA."

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is consummated and certain other conditions are satisfied, the Purchaser will merge with and into DUSA and each Share issued and outstanding immediately prior to the Effective Time (excluding Shares held by DUSA as treasury stock or held by CPL, Sun Pharma and their direct or indirect subsidiaries (including Top-Up Option Shares)) shall be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. If we accept and purchase Shares in the Offer, we will have sufficient voting power to approve the Merger without the affirmative vote of any other shareholder of DUSA. Furthermore, if pursuant to the Offer or otherwise we own at least 90% of the outstanding Shares, we may effect the Merger without any further action by the shareholders of DUSA. See Section 11—"The Merger Agreement; Other Agreements."

        If the Merger is consummated, DUSA's shareholders who do not tender their Shares in the Offer will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. However, if the Offer is consummated but the Merger is not consummated, the number of DUSA's shareholders and the number of Shares that are still in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, as described in Section 13—"Certain Effects of the Offer," DUSA may cease making certain filings with the SEC. See the "Introduction" to this Offer to Purchase and Section 13—"Certain Effects of the Offer."

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until midnight (New York City time) on December 19, 2012 (at the end of the day), unless we extend the Offer pursuant to the terms of the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the "Expiration Date") or the Offer is earlier terminated in accordance with the terms of the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender of your Shares by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank or any other fiduciary that is an Eligible Institution (as defined in this Offer to Purchase) may guarantee that the missing items will be received by the Depositary (as defined below) within three trading days on the NASDAQ Global Market ("Nasdaq").

        Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer, which shall occur on or about December 19, 2012, unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the "Acceptance Time." The date and time when the Merger becomes effective is referred to as the "Effective Time." See Section 1—"Terms of the Offer" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Can the Offer be extended and under what circumstances?

        Yes. We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms:

  •
  if any Offer condition shall not have been satisfied or waived, then the Purchaser shall, and CPL, a subsidiary of Sun Pharma, shall cause the Purchaser to, extend the Offer on one or more occasions, in consecutive increments to be determined by the Purchaser of up to 10 business days, in each case, in compliance with Rule 14e-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"); and

  •
  if the Offer is required to be extended by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, then the Offer will be automatically extended for the minimum period required by such rule, regulation, interpretation or position.

        However, in no event shall Purchaser extend the Offer beyond the date that is five (5) business days prior to August 8, 2013 (which we refer to as the "Walk Away Date") without the prior written consent of DUSA. See Section 1—"Terms of the Offer" of this Offer to Purchase for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer and Trust Company, LLC, which is the depositary for the Offer (the "Depositary"), of any extension and will issue a press release announcing the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1—"Terms of the Offer."

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things:

  •
  that there shall have been validly tendered and not validly withdrawn on or prior to the Expiration Date that number of Shares together with any Shares beneficially owned by CPL, Sun Pharma or any of their direct or indirect subsidiaries, which would represent at least a majority of the Shares outstanding on a fully diluted basis immediately prior to the Expiration Date (the "Minimum Tender Condition");

  •
  the expiration or termination of any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger (the "HSR Condition");

  •
  that no judgment shall have been issued by a court or by a Governmental Authority, or any law or other legal restraint or prohibition be in effect that would make the acceptance for payment of, or the payment for, some or all of the Shares or the consummation of the Offer or the Merger illegal or otherwise prevent or prohibit the consummation of thereof (the "Governmental Authority Condition");

  •
  the representations and warranties of DUSA (A) relating to (i) its existence and good standing, (ii) its capitalization (as described in the Merger Agreement), (iii) its authority to enter into and deliver the Merger Agreement, and carry out its obligations thereunder, (iv) its adoption of resolutions approving the Merger Agreement, declaring the Merger Agreement fair and in the best interest of the Shareholders, and recommending that Shareholders tender their Shares and adopt the Merger Agreement, (v) the absence of material adverse changes or events (as described in the Merger Agreement), and (vi) DUSA having taken all actions so that the restrictions in Section 14A of the NJBCA do not apply to CPL, Sun Pharma, or the consummation of the Merger, shall be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Acceptance Time with the same effect as though made as of the Acceptance Time (except to the extent expressly made as of an earlier date, in which case as of such date), without giving effect to any materiality or "Company Material Adverse Effect" (as described below) qualifications therein, and (B) as set forth in all the other representations and warranties of DUSA in the Merger Agreement (other than the representations and warranties referred to in the foregoing clause (A)) shall be true and correct at and as of the date of the Merger Agreement and as of the Acceptance Time with the same effect as though made as of the Acceptance Time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (B) for such failures to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a "Company Material Adverse Effect";

  •
  that DUSA shall have performed in all material respects with all material covenants and material obligations required by the Merger Agreement to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

  •
  that the Merger Agreement shall not have been terminated in accordance with its terms; and

  •
  since the date of the Merger Agreement, there shall not have occurred a "Company Material Adverse Effect".

        The Purchaser expressly reserves the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the written consent of DUSA, the Purchaser cannot, and CPL, a subsidiary of Sun Pharma, will not permit the Purchaser to, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, change or waive the Minimum Tender Condition, (iv) except as expressly provided in the Merger Agreement, extend or otherwise change the Expiration Date, (v) change the form of consideration payable in the Offer, (vi) impose additional conditions to the Offer, or (vii) amend, modify or supplement any of the terms of the Offer in a manner adverse to any holder of Shares. See Section 15—"Certain Conditions of the Offer."

Have any DUSA shareholders agreed to tender their Shares?

        Yes. Concurrently with the execution of the Merger Agreement, the directors and executive officers entered into support agreements with Sun Pharma and the Purchaser (which we refer to as the "Support Agreements") pursuant to which such directors and executive officers have agreed, among other things, to (i) tender the Shares beneficially owned by them in the Offer and (ii) support the Merger and the other transactions contemplated thereby, each on the terms and subject to the conditions set forth in the Support Agreements. The Shares subject to the Support Agreements comprise approximately 3.4% of the outstanding Shares (excluding options to purchase Shares and the restricted Shares held by such directors and executive officers). The Support Agreements will terminate upon certain circumstances, including upon termination of the Merger Agreement. Sun Pharma assigned its rights under the Support Agreements as of November 16, 2012 to CPL. Notwithstanding such assignment, in accordance with the terms of the Support Agreements, Sun Pharma remains liable and obligated under the Support Agreements. See Section 12—"Purpose of the Offer; Plans for DUSA."

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary or (ii) follow the procedures for book-entry transfer set forth in Section 3 of this Offer to Purchase, not later than the Expiration Date. The Letter of Transmittal is enclosed with this Offer to Purchase.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three Nasdaq trading days after the date of execution of such Notice of Guaranteed Delivery. Furthermore, for purposes of satisfying the Minimum Tender Condition, Shares tendered in accordance with the foregoing procedure will only be counted towards the Minimum Tender Condition if the missing items are received by the Depository prior to the Expiration Date. See Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time until the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may be withdrawn at any time after January 20, 2013, which is the 60th day after the date of the commencement of the Offer, unless prior to that date the Purchaser has accepted for payment the Shares validly tendered in the Offer. See Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, banker or other nominee, you must instruct the broker, banker or other nominee to arrange for the withdrawal of your Shares. See Section 4—"Withdrawal Rights."

If the Offer is completed, will DUSA continue as a public company?

        No. Following the purchase of Shares in the Offer, we expect to complete the Merger. If the Merger takes place, the Shares no longer will be publicly traded. Even if the Merger does not take place, if we purchase all of the tendered Shares, there may be so few remaining shareholders and publicly held Shares that the Shares will no longer be eligible to be traded through Nasdaq or other securities exchanges and there may not be an active public trading market (or, possibly, there may not be any public trading market) for the Shares. See Section 13—"Certain Effects of the Offer."

What is the market value of my Shares as of a recent date?

        On November 7, 2012, the last full trading day before the public announcement of the terms of the Offer and the Merger, the reported closing sales price of the Shares on Nasdaq was $5.78 per Share. On November 20, 2012, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on Nasdaq was $7.96 per Share. The Offer Price represents a 38.4% premium over the November 7, 2012 closing stock price. See Section 6—"Price Range of Shares; Dividends."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not made for any stock options to purchase Shares, including options that were granted under any DUSA equity compensation plan ("Options"). Pursuant to the Merger Agreement, as of immediately prior to the Acceptance Time, each Option that is outstanding immediately prior to the Acceptance Time (whether vested or unvested) shall become fully vested and shall be cancelled as of the Acceptance Time without any action on the part of any holder of such Option in consideration for the right to receive at such time a lump sum cash payment equal to the product of (i) the number of Shares subject to such Option and (ii) the excess of the Offer Price over the per-Share exercise price of such Option, without interest thereon and less any applicable withholding taxes. In the event the exercise price of any option is equal to or greater than the Offer

Price, such option shall be cancelled, without any consideration payable in respect thereof. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Options."

What will happen to my restricted stock awards in the Offer?

        As of immediately prior to the Effective Time, each outstanding Share that is subject to forfeiture (which we refer to as "Restricted Shares") will become or otherwise be deemed vested and become nonforfeitable, and all restrictions thereon will lapse and each Restricted Share will be treated in the same manner as DUSA common stock in the Merger. Following the Effective Time, the Restricted Shares shall be cancelled and converted into the right to receive the Merger Consideration (as defined in this Offer to Purchase), less any applicable withholding taxes, in accordance with the Merger Agreement. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Restricted Shares."

What will happen to my warrants in the Offer?

        Prior to the Effective Time, DUSA will deliver to the holders of warrants to purchase the Common Stock (the "Warrants") such notices, if any, as may be required under the terms of the Common Stock Purchase Warrants and Securities Purchase Agreement dated October 29, 2007. Each of the Warrants will be treated in accordance with such agreements, including Section 3(e) thereof. See Section 11—"The Merger Agreement; Other Agreements—Merger Agreement—Treatment of Warrants."

What are the material United States federal income tax consequences of tendering Shares?

        The receipt of cash in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws.

        We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer and the Merger. See Section 5—"Certain United States Federal Income Tax Consequences" for a more detailed discussion of certain United States federal income tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        You may call MacKenzie Partners, Inc. at (800) 322-2885 (Toll Free). Banks and brokers may call collect at (212) 929-5500. MacKenzie Partners, Inc. is acting as the information agent (the "Information Agent") for our tender offer. See the back cover of this Offer to Purchase for additional contact information.

To the Holders of
Shares of Common Stock of DUSA Pharmaceuticals, Inc.

INTRODUCTION

        Caraco Acquisition Corporation, a New Jersey corporation (which we refer to as the "Purchaser") and a wholly owned subsidiary of Caraco Pharmaceutical Laboratories, Ltd., a Michigan corporation ("CPL") (a subsidiary of Sun Pharmaceutical Industries Limited, a corporation organized under the laws of India ("Sun Pharma")), is offering to purchase for cash all of the outstanding shares of common stock, no par value per share (the "Shares"), of DUSA Pharmaceuticals, Inc., a New Jersey corporation (which we refer to as "DUSA"), at a purchase price of $8.00 per Share (the "Offer Price"), net to the seller in cash, without interest thereon and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this "Offer to Purchase") and the related Letter of Transmittal (as it may be amended or supplemented from time to time, the "Letter of Transmittal" which, together with this Offer to Purchase, constitutes the "Offer"). We are making this offer pursuant to the Agreement and Plan of Merger, dated as of November 8, 2012 (as it may be amended from time to time, the "Merger Agreement"), by and among Sun Pharma, Purchaser and DUSA. Sun Pharma assigned its rights under the Merger Agreement as of November 16, 2012 to CPL, a subsidiary of Sun Pharma and the direct parent of Purchaser. Notwithstanding such assignment, in accordance with the terms of the Merger Agreement, Sun Pharma remains liable and obligated under the Merger Agreement. CPL is also owned by Sun Pharma Global, Inc., a corporation organized under the laws of the British Virgin Islands ("Sun Global"). Sun Global is a wholly owned subsidiary of Sun Pharma. Dilip S. Shanghvi is the controlling shareholder of Sun Pharma.

        The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into DUSA (the "Merger"), with DUSA continuing as the surviving corporation in the Merger and a wholly owned subsidiary of CPL, a subsidiary Sun Pharma. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (excluding Shares held (i) by DUSA as treasury stock or held by CPL, Sun Pharma and their direct or indirect subsidiaries (including Top-Up Option Shares)) will be cancelled and converted into the right to receive an amount in cash equal to the Offer Price, without interest thereon and less any applicable withholding taxes. As a result of the Merger, DUSA will cease to be a publicly traded company and will become a wholly owned subsidiary of CPL, a subsidiary of Sun Pharma. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in Section 11—"The Merger Agreement; Other Agreements," which also contains a discussion of the treatment of Options and Restricted Shares.

        Tendering shareholders who are record owners of their Shares and who tender directly to American Stock Transfer and Trust Company, LLC (the "Depositary") will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 7 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Shareholders who hold their Shares through a broker, banker or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Tender Condition (as described below), (ii) the HSR Condition (as described below) and (iii) the Governmental Authority Condition (as described below). The Minimum Tender Condition requires that the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn on or prior to midnight (New York City time) on December 19, 2012 (at the end of the day) (the "Expiration Date," unless the Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire) shall equal at least a majority of the outstanding Shares on a fully diluted basis as of the Expiration Date. The HSR Condition requires that any applicable waiting period (or any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") relating to the purchase of Shares pursuant to the Offer shall have expired or otherwise been terminated. Under the HSR Act, Sun Pharma will file by November 26, 2012, and DUSA will file, a Premerger Notification and Report Form with the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice in connection with the purchase of Shares in the Offer and the Merger. The Governmental Authority Condition requires that no judgment shall have been issued by a court or by a Governmental Authority, or any law or other legal restraint or prohibition be in effect that would make the acceptance for payment of, or the payment for, some or all of the Shares or the consummation of the Offer or the Merger illegal or otherwise prevent or prohibit the consummation thereof. The Offer also is subject to other conditions as described in this Offer to Purchase. See Section 15—"Certain Conditions of the Offer."

        After careful consideration, DUSA's board of directors (which we refer to as the "DUSA Board"), among other things, has by unanimous vote (i) approved and declared advisable the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the terms of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Offer and the other transactions contemplated by the Merger Agreement, on the terms and subject to the conditions set forth therein, are fair to and in the best interests of the shareholders of DUSA and (iii) recommended that the shareholders of DUSA accept the Offer, tender their Shares to the Purchaser pursuant to the Offer and, if necessary, adopt the Merger Agreement.

        A more complete description of the DUSA Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in DUSA's Solicitation/Recommendation Statement on Schedule 14D-9 (together with any exhibits and annexes attached thereto, the "Schedule 14D-9"), that is being or will be furnished to shareholders in connection with the Offer. Shareholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading "Background of the Offer and Merger; Reasons for the Recommendation of the Board."

        DUSA has advised CPL, a subsidiary of Sun Pharma, and the Purchaser that on November 7, 2012, 25,027,683 Shares were outstanding. Pursuant to support agreements which the directors and executive officers of DUSA entered into with Sun Pharma and the Purchaser (which we refer to as the "Support Agreements"), such directors and officers agreed, among other things, to tender the 854,596 Shares beneficially owned by them (excluding Options and Restricted Shares) (the "Supporting Shares") in the Offer subject to the conditions set forth in the Support Agreements. The directors and officers will receive the Offer Price for the Supporting Shares tendered in the Offer. The Supporting Shares comprise approximately 3.4% of the outstanding Shares. Sun Pharma assigned its rights under the Support Agreements as of November 16, 2012 to CPL. Notwithstanding such assignment, in accordance with the terms of the Support Agreements, Sun Pharma remains liable and obligated under the Support Agreements.

        Pursuant to the Merger Agreement, the board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of the Purchaser immediately prior to the Effective Time, and the officers of the Surviving Corporation shall consist of the officers of DUSA immediately prior to the Effective Time.

        The Merger is subject to the satisfaction or waiver of certain conditions, including, if required under applicable law, the adoption of the Merger Agreement and approval of the transactions contemplated thereby by the affirmative vote of the holders of at least a majority of the then outstanding Shares. This Offer to Purchase does not constitute a solicitation of proxies, and the Purchaser is not soliciting proxies at this time. If the Purchaser acquires at least one Share more than 90% of the Shares in the Offer, including pursuant to the Top-Up Option (as described below), if applicable, the Purchaser must consummate the Merger under the New Jersey Business Corporation Act (the "NJBCA") without a shareholders' meeting and without the approval of DUSA's other shareholders. If the Offer has expired, and the Top-Up Option cannot be exercised because there are insufficient authorized and unissued Shares available to provide us with one Share more than 90% of the outstanding Shares of the Company on a fully diluted basis, DUSA will call a special meeting of shareholders to vote on approval of the Merger. See Section 11—"The Merger Agreement; Other Agreements."

        Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 4—"Withdrawal Rights."

        Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer which shall occur on or about December 19, 2012 unless we extend the Offer pursuant to the terms of the Merger Agreement, is referred to as the "Acceptance Time." The date on which the Merger becomes effective is referred to as the "Effective Time."

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Tender Condition, the HSR Condition, the Governmental Authority Condition and the other conditions described in Section 15—"Certain Conditions of the Offer."

        We must (i) extend the Offer on one or more occasions, in consecutive increments to be determined by the Purchaser of up to 10 business days, in each case, in compliance with Rule 14e-1(d) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), if any Offer condition shall not have been satisfied or waived; and (iii) extend the Offer for the minimum period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and; provided, however, that the Purchaser shall not be required to extend the Offer beyond the date that is five (5) business days prior to August 8, 2013 (which we refer to as the "Walk Away Date").

        Subject to the applicable rules and regulations of the SEC, CPL, a subsidiary of Sun Pharma, and the Purchaser expressly reserve the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the written consent of DUSA, neither CPL, a subsidiary of Sun Pharma, nor the Purchaser may, (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) amend, change or waive the minimum Tender Condition, (iv) except as expressly provided in the Merger Agreement, extend or otherwise change the Expiration Date, (v) change the form of consideration payable in the Offer, (vi) impose additional conditions to the Offer, or (vii) amend, modify or supplement any of the terms of the Offer in a manner adverse to any holder of Shares. Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC. As used in this Offer to Purchase, "business day" shall mean any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of shareholders promptly after the termination or withdrawal of the Offer.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to shareholders and investor response. If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        Under the Merger Agreement, following the Acceptance Time, we may provide for a subsequent offering period (each, a "Subsequent Offering Period") if (i) Purchaser shall have complied with all of the conditions of Rule 14d-11 under the Exchange Act and (ii) at the commencement of any Subsequent Offering Period (or extension thereof) the number of Shares owned by us represents less than 90% of the then outstanding number of Shares on a fully diluted basis; provided, however, that if Purchaser is required to exercise the Top-Up Option and DUSA delivers the Top-Up Option Shares, Purchaser shall not be permitted to provide for a Subsequent Offering Period. If immediately following the Acceptance Time, we own more than 70% but less than 90% of the Shares outstanding on a fully-diluted basis at that time, upon the request of DUSA (which may only be made once), Purchaser is required to provide for a Subsequent Offering Period of at least 10 Business Days; provided, however, that if Purchaser is required to exercise the Top-Up Option and the Company delivers the Top-Up Option Shares, DUSA shall not have the right to request Purchaser to provide for a Subsequent Offering Period. If we provide a Subsequent Offering Period, we may extend the Subsequent Offering Period, provided, however, that we are not permitted under U.S. federal securities laws to provide a Subsequent Offering Period of more than 20 business days in the aggregate.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the conditions to the Offer have not been satisfied. See Section 15—"Certain Conditions of the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer. If the Offer is terminated or withdrawn by the Purchaser, the Purchaser shall promptly return, and shall cause the Depository to return, all tendered Shares to the registered holders thereof.

        Under the Merger Agreement, if we do not acquire at least 90% of the outstanding Shares in the Offer after our acceptance of, and payment for Shares pursuant to the Offer, we have been granted an irrevocable option (the "Top-Up Option"), which we are required to exercise subject to certain limitations, to purchase, if available, from DUSA the number of newly issued, fully paid and nonassessable Shares equal to the lowest number of Shares that, when added to the number of Shares directly or indirectly owned by Sun Pharma and the Purchaser at the time of the exercise of the Top-Up Option sufficient to cause us to own one share more than 90% of the Shares then outstanding immediately after the issuance of the Top-Up Option Shares, at a price per Share equal to the Offer Price. The Top-Up Option is exercisable only once, in whole but not in part.

        DUSA has provided us with DUSA's shareholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on DUSA's shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Subject to the satisfaction or waiver of all the conditions to the Offer set forth in Section 15—"Certain Conditions of the Offer," we will accept for payment and promptly pay for Shares validly tendered and not properly withdrawn pursuant to the Offer on or after the Expiration Date. If we commence a Subsequent Offering Period in connection with the Offer, we will immediately accept for payment and promptly pay for all additional Shares tendered during such Subsequent Offering Period, subject to and in compliance with the requirements of Rule 14d-11(e) under the Exchange Act. Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act and any other applicable foreign antitrust, competition or merger control laws. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Share Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depository Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as described below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

        Upon the terms of and subject to the conditions to the Offer, we will accept for payment and will promptly (and in any event within three business days) thereafter pay for all Shares validly tendered and not properly withdrawn prior to the Expiration Date pursuant to the Offer. For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms of and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering shareholders for the purpose of receiving payments from us and transmitting such payments to tendering shareholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering shareholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Date, the Purchaser increases the price being paid for Shares, the Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a shareholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and either (A) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or (B) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Date.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Guaranteed Delivery.    If a shareholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such shareholder's Shares are not immediately available or such shareholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, or such shareholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

  •
  such tender is made by or through a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized "Medallion Program" approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program and the New York Stock Exchange Medallion Signature Program, or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each, what we refer to as an "Eligible Institution" and collectively what we refer to as "Eligible Institutions");

  •
  a properly completed and duly executed "Notice of Guaranteed Delivery," substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

  •
  the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NASDAQ Global Market ("Nasdaq") trading days after the date of execution of such Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser. In the case of Shares held through DTC, the Notice of Guaranteed Delivery must be delivered to the Depositary by a participant by means of the confirmation system of DTC. Shares tendered in accordance with the foregoing procedure will only be counted towards the Minimum Tender Condition if the missing items are received by the Depositary prior to the Expiration Date.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is an Eligible Institution. In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Share Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Share Certificate, with the signature on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 2, 3 and 4 of the Letter of Transmittal.

        The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the option and risk of the tendering shareholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Share Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Date.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering shareholder's acceptance of the terms and conditions of the Offer, as well as the tendering shareholder's representation and warranty that such shareholder has the full power and authority to tender, sell and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer (and if the Offer is extended or amended, the terms of or the conditions to any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as the Purchaser shall determine. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Our interpretation of the terms of and conditions to the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of DUSA's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, the Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of DUSA's shareholders.

        Information Reporting and Backup Withholding.    Payments made to shareholders of DUSA in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, United States shareholders that do not otherwise establish an exemption should complete and return Internal Revenue Service ("IRS") Form W-9 included in the Letter of Transmittal, certifying that such shareholder is a United States person, the taxpayer identification number provided is correct, and that such shareholder is not subject to backup withholding. Foreign shareholders should submit an appropriate and properly completed IRS Form W-8, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. Such shareholders should consult a tax advisor to determine which IRS Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a shareholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.     Withdrawal Rights.

        Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to midnight (New York City time) on the Expiration Date (at the end of the day) and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after January 20, 2013, which is the 60th day after the date of the commencement of the Offer.

        For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Date.

        No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1—"Terms of the Offer."

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction, does not consider any aspects of United States federal tax law other than income taxation and does not address the United States federal income tax consequences of the transactions to holders of Shares who will actually or constructively (under the rules of Section 318 of the Internal Revenue Code of 1986, as amended (the "Code")) own any stock of DUSA following the Offer and the Merger. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank or other financial institution;

  •
  a tax-exempt organization;

  •
  a retirement plan or other tax-deferred account;

  •
  an entity treated as a partnership, an S corporation or other pass-through entity for United States federal income tax purposes (or an investor in a partnership, S corporation or other pass-through entity);

  •
  an insurance company;

  •
  a mutual fund;

  •
  a real estate investment trust;

  •
  a dealer or broker in stocks and securities, or currencies;

  •
  a trader in securities that elects mark-to-market treatment;

  •
  a holder of Shares subject to the alternative minimum tax provisions of the Code;

  •
  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

  •
  a United States Holder (as defined below) that has a functional currency other than the United States dollar;

  •
  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

  •
  certain former United States citizens or long-term residents; or

  •
  any holder of Shares that beneficially owns, actually or constructively, or at some time during the 5-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the Shares.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders should consult their own tax advisors regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

        This discussion assumes that the Shares are not U.S. real property interests within the meaning of Section 897 of the Code.

        This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion set out herein is intended only as a summary of certain United States federal income tax consequences of the Offer and the Merger to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or foreign tax laws.

  United States Holders

        For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

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  a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury regulations.

  Payments with Respect to Shares

        The exchange of Shares for cash pursuant to the Offer or pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger generally will recognize gain or loss, if any, equal to the difference between the amount of cash received (determined before the deduction of backup withholding, if any) and the holder's adjusted tax basis in the Shares exchanged therefor. Gain or loss generally will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) held by such United States Holder. Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder's holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

  Information Reporting and Backup Withholding Tax

        Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger generally will be subject to information reporting and will also will be subject to backup withholding tax at the applicable rate (currently 28%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding tax, unless an exemption applies and is established in a manner satisfactory to the Depositary.

  Non-United States Holders

        For purposes of this discussion, a "non-United States Holder" is a beneficial owner of any Share (other than a partnership or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a United States Holder.

  Payments with Respect to Shares

        Payments made to a non-United States Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax, unless

  •
  the gain, if any, is effectively connected with the conduct by the non-United States Holder of a trade or business in the United States (or, generally, if an income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-United States Holder in the United States); or

  •
  the non-United States Holder is an individual who is present in the United States for 183 days or more in the taxable year of the sale or exchange, and certain other conditions are met.

        If gain is effectively connected with the conduct of a U.S. trade or business, the non-United States Holder generally will be subject to U.S. federal income tax, on a net income basis, on the gain derived from the sale or exchange, except as otherwise required by an applicable U.S. income tax treaty. If the non-United States Holder is a corporation, any such effectively connected gain received by the non-United States Holder may also, under certain circumstances, be subject to the branch profits tax at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty). If the non-United States Holder is an individual described in the second bullet point above, such holder will be subject to U.S. federal income tax on the gain derived from the sale or exchange of Shares at a 30% rate (or such lower rate as may be prescribed under an applicable U.S. income tax treaty), which may be offset by U.S. source capital losses.

  Information Reporting and Backup Withholding Tax

        Proceeds from the exchange of Shares pursuant to the Offer or pursuant to the Merger may be subject to information reporting and backup withholding tax unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Any amounts withheld under the backup withholding tax rules generally will be allowed as a refund or a credit against the non-United States Holder's United States federal income tax liability, provided the required information is furnished to the IRS.

        The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders Shares. Holders of Shares should consult their own tax advisors as to the particular tax consequences to them of tendering their Shares for cash pursuant to the Offer or exchanging their Shares for cash in the Merger under any federal, state, foreign, local or other tax laws.

6.     Price Range of Shares; Dividends.

        Shares currently trade on Nasdaq under the symbol "DUSA." Shares have been listed on Nasdaq since January 20, 1992.

        The following table sets forth, for the periods indicated, the high and low sale prices per Share for each quarterly period within the two preceding fiscal years, as reported on Nasdaq.

        Price range per common share by quarter, 2012:

	First	Second	Third	Fourth
NASDAQ
High	$6.48	$6.40	$6.99	—
Low	$4.19	$4.89	$5.02	—

        Price range per common share by quarter, 2011:

	First	Second	Third	Fourth
NASDAQ
High	$5.30	$6.83	$6.60	$4.70
Low	$2.33	$4.40	$3.55	$3.25

        Price range per common share by quarter, 2010:

	First	Second	Third	Fourth
NASDAQ
High	$1.94	$2.75	$2.70	$2.75
Low	$1.32	$1.72	$2.07	$2.35

        On November 7, 2012, the last full trading day before DUSA announced that Sun Pharma, the Purchaser and DUSA had entered into the Merger Agreement, the last sale price of Shares reported on Nasdaq was $5.78 per Share; therefore, the Offer Price of $8.00 per Share represents a premium of approximately 38.4% over such price. On November 20, 2012, the last full trading day prior to the original printing of this Offer to Purchase, the last sale price of the Shares reported on Nasdaq was $7.96 per Share.

        According to DUSA's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, DUSA has never paid cash dividends on the Shares and has no present plans to do so in the foreseeable future.

7.     Certain Information Concerning DUSA.

        Except as specifically set forth herein, the information concerning DUSA contained in this Offer to Purchase has been taken from or is based upon information furnished by DUSA or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to DUSA's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. We have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, we do not assume any responsibility for the accuracy or completeness of the information concerning DUSA, whether furnished by DUSA or contained in such documents and records, or for any failure by DUSA to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to us.

        General.    DUSA was incorporated on February 21, 1991, under the laws of the State of New Jersey. On February 29, 1994, DUSA formed DUSA Pharmaceuticals New York, Inc., a wholly owned subsidiary, to coordinate its research and development efforts. DUSA Acquisition Corp., now known as Sirius Laboratories, Inc., also a wholly-owned subsidiary of DUSA, was formed on January 26, 2006, in connection with DUSA's merger with Sirius Laboratories, Inc., an Illinois corporation. DUSA has financed its operations to date, primarily from sales of its products, sales of securities in public offerings, private and offshore transactions that are exempt from registration under the Securities Act of 1933, as amended, or the Act, including private placements under Regulation D of the Act, and from payments received from marketing collaborators.

        DUSA is a vertically integrated dermatology company that is developing and marketing Levulan® photodynamic therapy, or Levulan® PDT. Its marketed products include Levulan® Kerastick® 20% Topical Solution with PDT and the BLU-U® brand light source.

        DUSA devotes most of its resources to advancing the development and marketing of its Levulan® PDT technology platform. In addition to its marketed products, DUSA's drug, Levulan® brand of aminolevulinic acid HCl, or ALA, in combination with light, has been studied in a broad range of medical conditions. When Levulan® is used and followed with exposure to light to treat a medical condition, it is known as Levulan® PDT. The Kerastick® is DUSA's proprietary applicator that delivers Levulan®. The BLU-U® is DUSA's patented light device.

        The Levulan® Kerastick® 20% Topical Solution with PDT and the BLU-U® were launched in the United States, or U.S., in September 2000 for the treatment of non-hyperkeratotic actinic keratoses, or AKs, of the face or scalp. AKs are precancerous skin lesions caused by chronic sun exposure that can develop over time into a form of skin cancer called squamous cell carcinoma. In addition, in September 2003 DUSA received clearance from the United States Food and Drug Administration, or FDA, to market the BLU-U® without Levulan® PDT for the treatment of moderate inflammatory acne vulgaris and general dermatological conditions.

        DUSA manufactures its Levulan® Kerastick® in its Wilmington, Massachusetts facility. DUSA is also responsible for the regulatory, sales, marketing, customer service and other related activities for all of its products, including its Levulan® Kerastick®. DUSA began marketing Levulan® PDT under an exclusive worldwide license of patents, many of which have expired, and technology from PARTEQ Research and Development Innovations, the licensing arm of Queen's University, Kingston, Ontario, Canada. DUSA also owns or licenses certain other patents relating to its BLU-U® device and methods for using pharmaceutical formulations which contain its drug and related processes and improvements. In the United States, DUSA®, DUSA Pharmaceuticals, Inc.®, Levulan®, Kerastick®, BLU-U®, ClindaReach®, Meted®, and Psoriacap® are registered trademarks which DUSA owns. Several of these trademarks are also registered in Europe, Australia, Canada, and in other parts of the world. Numerous other trademark applications are pending.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, DUSA is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning DUSA's directors and officers, their remuneration, Options and Restricted Stock Awards granted to them, the principal holders of DUSA's securities, any material interests of such persons in transactions with DUSA and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on April 18, 2012. Such information also will be available in the Schedule 14D-9. Such reports, proxy statements and other information are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains reports, proxy statements and other information regarding registrants, including DUSA, that file electronically with the SEC.

8.     Certain Information Concerning CPL, Sun Pharma and the Purchaser.

        CPL is a Michigan corporation which was incorporated in 1984. It develops, markets and distributes generic pharmaceuticals to the nation's largest wholesalers, distributors, drugstore chains and managed care providers.

        The executive offices of CPL are located at 1150 Elijah McCoy Drive, Detroit, Michigan 48202 and its telephone number is (313) 871-8400.

        All of the shares of CPL are owned by Sun Global, a corporation organized under the laws of the British Virgin Islands and by Sun Pharma, a corporation organized under the laws of India. All of the shares of Sun Global are owned by Sun Pharma. Dilip S. Shanghvi is the controlling shareholder of Sun Pharma.

        Sun Pharma, a corporation organized under the laws of India, is an international, integrated, specialty pharmaceutical company. Sun Pharma was founded in 1983 and is led by its Managing Director, Dilip S. Shanghvi. Sun Pharma manufactures and markets a large basket of pharmaceutical formulations as branded generics as well as generics in India, the U.S. and several other markets across the world. In India, Sun Pharma is a leader in niche therapy areas such as psychiatry, neurology, cardiology, diabetology, gastroenterology, ophthalmology and orthopedics. Sun Pharma has strong capabilities in product development, process chemistry, and the manufacture of complex active pharmaceutical ingredients, as well as dosage forms. The executive offices of Sun Pharma are located at 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India and its telephone number is +1 91 22 66455645.

        Sun Global is a corporation organized under the laws of the British Virgin Islands, and a wholly-owned subsidiary of Sun Pharma, which we refer to as "Sun Global", is engaged mainly in investment and finance activities.

        The executive offices of Sun Global are located at c/o SuGandh Management Consultancy, Woodstock Asia Pacific DMCC, Office No. 406, The Business Center, Opp Burjuman Centre, Mashreq Bank Bldg., Bank Street, P. O. Box 12850, Dubai, United Arab Emirates and its telephone number is +1 971 43597674.

        The Purchaser was formed on November 7, 2012 solely for the purpose of completing the proposed Offer and Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. The Purchaser has minimal assets and liabilities other than the contractual rights and obligations related to the Merger Agreement. The Purchaser is a wholly owned subsidiary of CPL, a subsidiary of Sun Pharma. The executive offices of the Purchaser are located at 1150 Elijah McCoy Drive, Detroit, Michigan 48202, and its telephone number is (313) 871-8400.

        Upon the completion of the Merger, the Purchaser will cease to exist and DUSA will continue as the Surviving Corporation.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of CPL, Sun Pharma, Sun Global, and the Purchaser (collectively, the "Purchaser Parties") are listed in Schedule I to this Offer to Purchase.

        Except as described above or in Schedule I hereto, during the last five years, none of the Purchaser Parties or, to the best knowledge of the Purchaser Parties, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction (except for matters that were dismissed without sanction or settlement) and as a result of such proceeding, was or is subject to a judgment, decree or final order enjoining such person from future violations of, or prohibiting or mandating activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of the Purchaser Parties or, to the best knowledge of the Purchaser Parties, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority owned subsidiary of any of the Purchaser Parties, or any of the persons so listed beneficially owns or has any right to acquire any Shares and (ii) none of the Purchaser Parties or, to the best knowledge of the Purchaser Parties, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer, affiliate or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of the Purchaser Parties or, to the best knowledge of the Purchaser Parties, any of the persons listed in Schedule I to this Offer to Purchase, has any agreement, arrangement or understanding with any other person with respect to any securities of DUSA (including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of the Purchaser Parties or, to the best knowledge of the Purchaser Parties, any of the persons listed in Schedule I hereto, has had any transaction, agreement, arrangement or understanding with DUSA or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no material contacts, negotiations or transactions between any of the Purchaser Parties or any of their subsidiaries or, to the best knowledge of the Purchaser Parties, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and DUSA or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by the Purchaser with the SEC, are available for inspection at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information may be obtainable by mail, upon payment of the SEC's customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        CPL, a subsidiary of Sun Pharma, and the Purchaser estimate that the total funds required to complete the Offer and the Merger, and to pay related transaction fees and expenses at the closing of the Merger, will be approximately $232 million. Such funds will be funded by Sun Pharma and its affiliates from their cash or cash equivalents on hand at the time the Merger is completed. The Merger is not conditioned on any financing arrangements.

        Sun Pharma's and its affiliates' cash or cash equivalents on hand at the time the Merger will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses (and will be sufficient, together with cash on hand of the Surviving Corporation, to consummate the Merger, and pay fees and expenses in connection with the Offer and the Merger and fund working capital at the closing of the Merger).

        The Purchaser believes that the financial condition of Sun Pharma and its affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger; (ii) the Offer is being made for all outstanding Shares solely for cash, and (iii) if we consummate the Offer, we expect to acquire all remaining Shares for the same cash price in the Merger.

10.   Background of the Offer; Past Contacts or Negotiations with DUSA.

  Background of the Offer

        The following is a description of contacts between representatives of Sun Pharma, its affiliates, CPL, and/or the Purchaser with representatives of DUSA and other persons that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of DUSA's activities relating to these contacts, please refer to DUSA's Schedule 14D-9 being mailed to shareholders with this Offer to Purchase.

        In March 2012, representatives of Sun Pharma had discussions with Leerink Swann LLC ("Leerink"), DUSA's financial advisor, regarding potential acquisition opportunities in the dermatology segment.

        On March 22, 2012, as a follow-up to prior conversations, Leerink contacted Sun Pharma regarding potential opportunities in the dermatology segment and provided to Sun Pharma a summary entitled "Leerink Swann: Overview & Strategic Opportunities." Several acquisition opportunities were featured in the summary and, over the course of the following 10-day period, Sun Pharma discussed with Leerink the information set forth in the summary.

        On April 3, 2012, Leerink provided to Sun Pharma a revised summary of select acquisition opportunities.

        On April 18, 2012, Leerink sent to Sun Pharma a non-confidential investor presentation regarding DUSA and advised Sun Pharma of a potential sale process involving DUSA. On the same day, following a conversation with Sun Pharma, Leerink provided to Sun Pharma an addendum to the management presentation containing additional information on DUSA's customer segmentation.

        On April 21, 2012, Leerink sent correspondence to Sun Pharma describing DUSA's customer segmentation. The correspondence included certain publicly available information regarding DUSA, including its then most recent Annual Report on Form 10-K and earnings releases statements issued in 2011 and 2012.

        On April 27, 2012, a representative of Leerink spoke with the Vice President of Business Development of Sun Pharma, who then requested additional financial information about DUSA, which was then provided. The Vice President of Sun Pharma requested a confidentiality agreement so that a more detailed review could be undertaken by Sun Pharma.

        On May 9, 2012, Leerink sent to Sun Pharma a draft confidentiality agreement. On May 11, 2012, Sun Pharmaceutical Industries, Inc., an affiliate of Sun Pharma, executed the Confidentiality Agreement (as defined below), which includes a customary standstill for one year.

        On May 31, 2012, Sun Pharma was granted access to DUSA's electronic data room, which included an initial set of documents available for due diligence review by Sun Pharma and its agents.

        From May 31, 21012 through the signing of the Merger Agreement, Sun Pharma, Sun Pharma's outside legal counsel, Bodman PLC (commencing only in the second week of September 2012) ("Bodman") performed its due diligence investigations of DUSA. During the periods indicated, representatives of Sun Pharma and/or Bodman as applicable: (i) reviewed materials posted to the electronic data room, (ii) submitted a series of follow-up document and other diligence requests to DUSA and representatives thereof and (iii) held diligence calls and meetings with members of DUSA's management and other DUSA representatives.

        On June 15, 2012, Leerink hosted an introductory telephone conference between DUSA and Sun Pharma to discuss Sun Pharma's potential interest in acquiring DUSA, and DUSA spoke with Sun Pharma about life cycle management of DUSA's Levulan product. Later that day, DUSA provided to Sun Pharma a summary of competitive products.

        On June 25, 2012, Leerink provided Sun Pharma with an initial process letter inviting Sun Pharma to submit a preliminary, non-binding indication of interest by 12:00 p.m. Eastern time on July 27, 2012.

        On July 2, 2012, Sun Pharma and DUSA participated in a telephone conference to discuss Sun Pharma's interest in acquiring DUSA.

        On July 7, 2012, Leerink sent Sun Pharma information regarding DUSA's capital structure and equity ownership.

        On July 18, 2012, Leerink sent to Sun Pharma initial information regarding the life cycle management of DUSA's product pipeline.

        On July 19, 2012, Leerink sent to Sun Pharma certain additional financial information of DUSA.

        On July 23, 2012, Leerink sent to Sun Pharma additional information regarding the life cycle management of DUSA's product pipeline.

        On July 25, 2012, Sun Pharma and DUSA participated in a telephone conference to discuss Sun Pharma's interest in acquiring DUSA prior to Sun Pharma's submission of a non-binding indication of interest for the acquisition of DUSA.

        On July 27, 2012, Sun Pharma submitted to Leerink a non-binding indication of interest to acquire all of DUSA's issued and outstanding shares of common stock for an aggregate purchase price of $200 million, which equates to $6.98 per Share. Sun Pharma conditioned its indication of interest on completion of additional due diligence.

        On August 3, 2012, Sun Pharma submitted a revised non-binding expression of interest increasing the price per Share to $7.50, based on guidance from Leerink. Sun Pharma conditioned its indication of interest on completion of additional due diligence.

        On August 10, 2012, Leerink sent Sun Pharma a second process letter inviting Sun Pharma to submit a definitive binding proposal for the acquisition of DUSA by 5:00 p.m. Eastern time on September 17, 2012. The letter stated that Sun Pharma would receive, in advance of the bid date, a form of merger agreement prepared by DUSA's outside legal counsel Reed Smith LLP ("Reed Smith"), and requested that Sun Pharma provide a revised version of the form of merger agreement with the definitive binding proposal together with a description of any conditions to Sun Pharma's binding proposal.

        Between the second week in September 2012 and October 12, 2012, Bodman and Reed Smith discussed various provisions included in the form of merger agreement.

        On September 5, 2012, DUSA's management and Sun Pharma's management held an in-person meeting to discuss market opportunities and DUSA's sales strategy, intellectual property, product life cycle management, manufacturing, quality control, financial performance and financial projections.

        On September 8, 2012, DUSA representatives sent responses to questions submitted by Sun Pharma's management during the meeting of September 5, 2012.

        On September 13, 2012, Leerink forwarded to Sun Pharma a press release issued by DUSA reporting the results of its pilot Phase 2 clinical study examining the use of the Company's products on actinic keratosis of the extremities.

        On September 14, 2012, representatives of Sun Pharma, senior management of DUSA, and a representative of Reed Smith held a conference call to discuss due diligence questions and potential product life cycle management opportunities for DUSA's products.

        On September 17, 2012, Bodman submitted to Leerink Sun Pharma's definitive binding proposal letter and revised form of merger agreement for the acquisition of DUSA at a price of $7.70 per Share.

The proposal letter indicated that Sun Pharma's proposal was conditioned on site visits, reviews of DUSA's schedules to the Merger Agreement and the completion of additional due diligence.

        On September 20, 2012, Leerink provided a third process letter inviting Sun Pharma to submit a final definitive binding proposal for the acquisition of DUSA by 5:00 p.m. Eastern time on October 5, 2012. Representatives of Leerink explained that the contractual issues were also a factor in the DUSA Board's consideration of whether to continue to pursue a transaction with Sun Pharma, and that a significantly revised merger agreement would be necessary. Leerink advised Sun Pharma that representatives of Reed Smith were willing to review an interim draft prepared by Sun Pharma's counsel before the October 5, 2012 deadline so that Sun Pharma could better understand the position of the Company on the various issues involved.

        On September 21, 2012 Sun Pharma informed Leerink that, due to internal reasons, Sun Pharma would be unable to meet the October 5, 2012 deadline for final bids.

        On September 25, 2012, representatives of Sun Pharma met with DUSA's management to discuss broad, strategic aspects and the prospects associated with Sun Pharma's potential acquisition of DUSA.

        On October 4, 2012, Leerink informed Sun Pharma that DUSA was extending the deadline for proposals on October 5, 2012 as a result of outstanding due diligence requests. Leerink informed Sun Pharma that a final binding proposal would be due by 5:00 p.m. Eastern time on October 12, 2012 and that Sun Pharma should work toward revising the merger agreement with the additional time.

        On October 9, 2012, management of DUSA, management of Sun Pharma and representatives of Reed Smith held a conference call to discuss due diligence matters, particularly arising from DUSA's draft disclosure letter exhibit to the merger agreement.

        On October 10, 2012, Sun Pharma, DUSA, Leerink, Bodman, and Reed Smith participated in a conference call to discuss due diligence matters, including ownership of common stock of DUSA by Canadian residents.

        On October 12, 2012, Bodman submitted to Leerink Sun Pharma's definitive binding proposal letter and revised form of merger agreement for the acquisition of DUSA at a price of $8.00 per Share. The proposal letter indicated that Sun Pharma's proposal was conditioned on review of updated DUSA schedules to the Merger Agreement, a site visit to the manufacturing facilities, execution of the Support Agreement, and the completion on Sun Pharma's due diligence regarding certain confidential and redacted information.

        On October 13, 2012, Leerink updated Sun Pharma regarding the bids received by DUSA. Leerink indicated that the DUSA Board desired to proceed with negotiating a definitive merger agreement with Sun Pharma. Leerink further indicated that a draft timeline would be circulated within approximately 24 to 48 hours describing the steps for satisfaction of any conditions and outstanding diligence items and execution of a definitive merger agreement.

        On October 15, 2012, Leerink provided Sun Pharma with a draft timeline identifying the steps for satisfaction of any conditions and outstanding diligence items and execution of a definitive merger agreement.

        On October 18, 2012, Reed Smith spoke to Bodman regarding the amount of revenues of Sun Pharma's actinic keratosis products.

        On October 18, 2012, Bodman and Reed Smith discussed third party consents (including those of a landlord and licensor) and due diligence matters.

        On October 24, 2012, Reed Smith provided to Sun Pharma and Bodman a revised list of outstanding issues that required discussion.

        On October 27, 2012, Bodman provided to DUSA responses to the list of open issues provided by Reed Smith on October 24, 2012.

        On October 29, 2012, Sun Pharma, DUSA, Leerink, Bodman and Reed Smith held a conference call to review responses from Sun Pharma to the issues list.

        On October 29, 2012, representatives of Reed Smith revised the merger agreement and sent it to Bodman.

        On November 2, 2012, management of Sun Pharma indicated to representatives of Leerink that the final response from Sun Pharma would be submitted on November 3, 2012.

        On November 3, 2012, Bodman submitted to Reed Smith another revised draft of the merger agreement.

        On November 4, 2012, representatives of Leerink spoke to management of Sun Pharma informing them that another company had submitted a proposal with a higher price than the $8.00 price submitted by Sun Pharma. The representatives of Leerink indicated that the DUSA Board would be meeting on November 5, 2012 to consider whether to proceed with any transaction.

        On November 5, 2012, Leerink, at the direction of the DUSA Board, provided Sun Pharma with a counterproposal to Sun Pharma's final offer initially submitted on October 12, 2012. Further, in addition to such counterproposal, Leerink provided Sun Pharma with certain third quarter financial information related to DUSA.

        On November 6, 2012, Sun Pharma rejected the counter proposal and kept its offer at $8.00 per Share.

        On November 6 and November 7, 2012, Bodman and Reed Smith negotiated and DUSA and Sun Pharma resolved various terms in the Merger Agreement and Support Agreements, including the offer price of $8.00 per Share.

        On November 7, 2012, management of DUSA, management of Sun Pharma, a representative of Leerink and a representative of Reed Smith held a conference call to discuss final diligence matters relating to a manufacturing facility. Additionally, Leerink forwarded to Sun Pharma a copy of the Parteq assignment consent (relating to the Parteq license) executed between DUSA and Parteq on November 7, 2012 and a copy of the assignment consent executed between DUSA and PGA Realty Trust (relating to the lease of DUSA's manufacturing facilities).

        On the morning of November 8, 2012, (i) Sun Pharma, the Purchaser and DUSA executed the Merger Agreement and (ii) Sun Pharma and the Management Shareholders executed the Support Agreements.

        DUSA and Sun Pharma issued a press release announcing the execution of the Merger Agreement on November 8, 2012.

        On November 16, 2012, Sun Pharma assigned its rights under the Merger Agreement and the Support Agreements to CPL, a subsidiary of Sun Pharma and the direct parent of the Purchaser. Notwithstanding the assignment, in accordance with the terms of the Merger Agreement and the Support Agreements, Sun Pharma remains liable and obligated under the Merger Agreement and Support Agreements, respectively.

  Past Contacts, Transactions, Negotiations and Agreements

        For more information on the Merger Agreement and the other agreements between DUSA and the Purchaser and their respective related parties, see Section 8—"Certain Information Concerning CPL, Sun Pharma and Purchaser," Section 9—"Source and Amount of Funds," and Section 11—"The Merger Agreement, Other Agreements."

11.   The Merger Agreement; Other Agreements.

  Merger Agreement

        The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—"Certain Information Concerning CPL, Sun Pharma and the Purchaser." Shareholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Sun Pharma assigned its rights under the Merger Agreement as of November 16, 2012 to CPL. Notwithstanding such assignment, in accordance with the terms of the Merger Agreement, Sun Pharma remains liable and obligated under the Merger Agreement. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

  The Offer

        The Merger Agreement provides that the Purchaser will commence the Offer as promptly as reasonably practicable, but in no event later than November 26, 2012. The Purchaser's obligation to accept for payment and pay for Shares validly tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer." Subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15—"Certain Conditions of the Offer," the Merger Agreement provides that the Purchaser will, and CPL, a subsidiary of Sun Pharma, will cause the Purchaser to, accept for payment and pay for all Shares validly tendered and not properly withdrawn in the Offer promptly after the Expiration Date, which Expiration Date may be extended by the Purchaser as described below. Acceptance for payment of Shares pursuant to and subject to the conditions of the Offer shall occur three business days after the Expiration Date, which will be on December 19, 2012 unless we extend the Offer pursuant to the terms of the Merger Agreement.

        CPL, a subsidiary of Sun Pharma, and the Purchaser reserve the right to increase the Offer Price, to make other changes to the terms and conditions of the Offer and to waive conditions to the Offer, except that DUSA's prior written approval is required for CPL, a subsidiary of Sun Pharma, and the Purchaser to:

  •
  reduce the number of Shares subject to the Offer;

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  reduce the Offer Price;

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  amend, change or waive the Minimum Tender Condition;

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  except as expressly provided in the Merger Agreement, change the Expiration Date;

  •
  change the form of consideration payable in the Offer;

  •
  impose additional conditions to the Offer; or

  •
  amend, modify or supplement any of the terms of the Offer in a manner adverse to any holder of Shares.

        The Merger Agreement contains provisions to govern the circumstances in which the Purchaser is required or permitted to extend the Offer and CPL, a subsidiary of Sun Pharma, is required to cause the Purchaser to extend the Offer or when the Offer shall or may be terminated. Specifically, the Merger Agreement provides that if, at any then-scheduled Expiration Date, (i) any Offer Condition shall not have been satisfied or waived, then the Purchaser shall, and CPL, a subsidiary of Sun Pharma, shall cause the Purchaser to, extend the Offer on one or more occasions, in consecutive increments to be determined by the Purchaser of up to 10 business days, in each case, in compliance with Rule 14e-1(d) promulgated under the Exchange Act; or (ii) the Offer is required to be extended by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer, then the Offer will be automatically extended for the minimum period required by such rule, regulation, interpretation or position; provided, however, that in no event shall the Purchaser extend the Offer pursuant to the foregoing clauses (i) or (ii) beyond the date that is five (5) business days prior to the Walk Away Date, unless with the prior written consent of DUSA.

  Top-Up Option

        Under the Merger Agreement we have been granted an irrevocable option, subject to certain limitations, to purchase from DUSA the number of additional Shares sufficient to cause us to own one share more than 90% of the Shares then outstanding on a fully diluted basis at a price per Share equal to the Offer Price. The Top-Up Option is exercisable only once, in whole but not in part and only after the Shares have been accepted for payment. If we do not acquire at least one share more than 90% of the outstanding Shares on a fully diluted basis and if there are sufficient authorized and unissued Shares of DUSA common stock available to provide us with one share more than 90% of the outstanding Shares of the Company on a fully diluted basis, we are required to exercise the Top-Up Option, and we will thereafter effectuate the Merger without any further action by the Shareholders of DUSA. The aggregate purchase price payable for the Top-Up Option Shares shall be paid, at CPL, a subsidiary of Sun Pharma, or the Purchaser's election, in cash or by executing and delivering to DUSA a promissory note. If the Offer has expired, and we acquire less than one share more than 90% of the Shares in the Offer, provided the Minimum Tender Condition is satisfied, and there are insufficient authorized and unissued shares of DUSA common stock available to exercise the Top-Up Option, DUSA will call a special meeting of Shareholders to vote on approval of the Merger.

  Board of Directors and Officers

        Pursuant to the Merger Agreement, subject to applicable law and applicable marketplace rules of Nasdaq, promptly following the Acceptance Time and as long as CPL, a subsidiary of Sun Pharma, beneficially owns not less than a majority of the issued and outstanding Shares, the Purchaser shall be entitled to designate such number of directors on the DUSA Board as will give the Purchaser representation on the DUSA Board equal to that number of directors, rounded up to the next whole number, that is the product of (i) the total number of directors on the DUSA Board (giving effect to the directors elected pursuant to this sentence) multiplied by (ii) the percentage that (A) the number of Shares owned by CPL, a subsidiary of Sun Pharma, the Purchaser or any other Subsidiary of Sun Pharma bears to (B) the total number of Shares that are issued and outstanding (not determined on a fully diluted basis). DUSA shall also, upon the request of CPL, a subsidiary of Sun Pharma, cause such Persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the DUSA Board of each committee of the DUSA Board, subject to compliance with applicable securities laws and the marketplace rules of Nasdaq. In the event that the Purchaser's designees are appointed or elected to the DUSA Board, until the Effective Time, the DUSA Board shall have at least two (2) directors who are directors on the date of the Merger Agreement and who qualify as independent directors for purposes of the continued listing requirements of Nasdaq and the SEC rules and regulations (such directors, the "Continuing Directors"). In such event, if the number of Continuing Directors shall be reduced below two for any reason whatsoever, the DUSA Board shall cause the Persons designated by the remaining Continuing Directors to fill such vacancies, and such Persons shall be deemed to be a Continuing Director for purposes of the Merger Agreement. If no Continuing Directors then remain, the other directors of DUSA then in office shall designate two Persons to fill such vacancies who are not officers, employees, shareholders or Affiliates of DUSA, CPL, a subsidiary of Sun Pharma, the Purchaser or any other Subsidiary of Sun Pharma, and such Persons shall be deemed to be Continuing Directors for purposes of the Merger Agreement. DUSA shall either increase the size of the DUSA Board or obtain the irrevocable resignation of such number of its current directors, or both, as is necessary to enable the Purchaser's designees to be elected or appointed to the DUSA Board as provided above, and DUSA shall take all actions available to DUSA to cause the Purchaser's designees to be so elected or appointed (such date, the "Board Appointment Date"). DUSA shall use its reasonable best efforts to cause the Board Appointment Date to be the same day as the Acceptance Time. Upon request by CPL, a subsidiary of Sun Pharma, prior to the Acceptance Time, DUSA shall obtain the applicable irrevocable resignations from that number of directors which represents one director more than a simple majority of the DUSA Board, which resignations will each be contingent solely upon the consummation of the Offer, and the Company shall provide to CPL, a subsidiary of Sun Pharma, complete and correct copies of such resignations promptly (and in no event later than two (2) Business Days) following the request therefor. From and after the Acceptance Time and for so long as CPL, a subsidiary of Sun Pharma, the Purchaser and any Subsidiary of Sun Pharma or the Purchaser (excluding DUSA) own at least a majority of the issued and outstanding Shares, DUSA shall be a "controlled company" (within the meaning of the listing requirements of Nasdaq).

        Pursuant to the terms of the Merger Agreement, CPL, a subsidiary of Sun Pharma, the Purchaser and DUSA have agreed to take all necessary action to ensure that the directors of the Purchaser immediately prior to the Effective Time shall be the directors of the Surviving Corporation effective as of, and immediately following, the Effective Time.

        From and after the Effective Time, the officers of DUSA at the Effective Time will be the officers of the Surviving Corporation.

  The Merger

        The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the NJBCA, at the Effective Time:

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  the Purchaser will be merged with and into DUSA, and the separate existence of the Purchaser will cease;

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  DUSA will continue as the Surviving Corporation after the Merger; and

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  the Surviving Corporation will continue to be governed by the laws of the State of New Jersey.

        At the Effective Time, the certificate of incorporation of DUSA will be amended as provided in the Merger Agreement, and as so amended, will be the certificate of incorporation of the Surviving Corporation. Furthermore, at the Effective Time, the bylaws of the Surviving Corporation will be amended to be identical to the bylaws of the Purchaser, as in effect immediately prior to the Effective Time.

        The respective obligations of DUSA and CPL, a subsidiary of Sun Pharma, to complete the Merger are subject to the satisfaction or waiver by DUSA and CPL, a subsidiary of Sun Pharma, of the following conditions:

  •
  if required by applicable law, the Required Company Shareholder Vote;

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  no judgment shall have been issued by a court or by a Governmental Authority, or any law or other legal restraint or prohibition be in effect that would make the Merger illegal or otherwise prevent or prohibit the consummation of thereof; and

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  the Purchaser shall have accepted for payment all the Shares validly tendered and not withdrawn pursuant to the Offer.

  Conversion of Capital Stock

        At the Effective Time each Share issued and outstanding immediately prior to the Effective Time (other than Shares held in treasury by DUSA and Shares held by CPL, Sun Pharma, their direct or indirect subsidiaries (including the Top-Up Option Shares) or the Purchaser) will be converted into the right to receive the Offer Price in cash, without interest thereon (the "Merger Consideration") and less any applicable withholding taxes.

        As of or prior to the filing of the Certificate of Merger with the Department of Treasury of the State of New Jersey, CPL, a subsidiary of Sun Pharma, shall deposit, or cause to be deposited with the Exchange Agent, cash in immediately available funds in an amount sufficient in the aggregate to provide all funds necessary for the Exchange Agent to make payments pursuant to the Merger Agreement.

  Treatment of Options

        Each option granted pursuant to a Stock Plan (an "Option") which is outstanding immediately prior to the Acceptance Time (whether vested or unvested) shall become fully vested and shall be cancelled as of the Acceptance Time without any action on the part of any holder of such Option in consideration for the right to receive a lump sum cash payment equal to the product of (i) the number of Shares subject to such Option and (ii) the excess of the Offer Price over the per-Share exercise price of such Option, without interest thereon and less any applicable withholding taxes (the "Option Consideration"). In the event the exercise price of any option is equal to or greater than the Offer Price, such option shall be cancelled, without any consideration payable in respect thereof. Following the Acceptance Time, the Options shall no longer be outstanding and each holder of an Option shall cease to have any rights with respect thereto, except the right to receive the Option Consideration.

  Treatment of Restricted Stock Awards

        As of immediately prior to the Effective Time, each outstanding Share that is subject to forfeiture (which we refer to as "Restricted Shares") will become or otherwise be deemed vested and become nonforfeitable, and all restrictions thereon will lapse and each Restricted Share will be treated in the same manner as DUSA common stock in the Merger. Following the Effective Time, the Restricted Shares shall be cancelled and converted into the right to receive the Merger Consideration (as defined in this Offer to Purchase), less any applicable withholding taxes, in accordance with the Merger Agreement.

  Treatment of Warrants

        Prior to the Effective Time, DUSA will deliver to the holders of warrants to purchase the Common Stock (the "Warrants") such notices, if any, as may be required under the terms of the Common Stock Purchase Warrants and Securities Purchase Agreement dated October 29, 2007. Each of the Warrants will be treated in accordance with such agreements, including Section 3(e) thereof.

  Merger without a Meeting of Shareholders; Shareholders' Meeting

        If, following the Acceptance Time and the exercise, if any, of the Top-Up Option, Sun Pharma and its affiliates shall own at least one Share more than 90% of the outstanding Shares, the parties to the Merger Agreement shall take all necessary and appropriate action to cause the Merger to become effective without a meeting of DUSA shareholders in accordance with Section 14A:10-5.1 of the NJBCA as promptly as practicable.

        If Section 14A:10-5.1 is inapplicable and the adoption of the Merger Agreement by DUSA's shareholders is required by applicable Law, DUSA shall, as soon as reasonably practicable, prepare and file with the SEC a Proxy Statement and call, give notice of, convene and hold a Shareholders' Meeting for the purpose of obtaining the Required Company Shareholder Vote.

  Representations and Warranties

        The Merger Agreement contains various representations and warranties made by DUSA to CPL, Sun Pharma, and the Purchaser and representations and warranties made by CPL, Sun Pharma, and the Purchaser to DUSA. The representations and warranties contained in the Merger Agreement were made as of specific dates, were the product of negotiations among DUSA, Sun Pharma and the Purchaser, and may be subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement, including in the Company Disclosure Letter that the parties exchanged in connection with the signing of the Merger Agreement. The Company Disclosure Letter contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement are intended solely to allocate risk between DUSA, on the one hand, and CPL, Sun Pharma, and the Purchaser, on the other hand, rather than to establish matters of fact. Furthermore, the representations and warranties may be subject to standards of materiality applicable to DUSA, CPL, Sun Pharma, and the Purchaser that may be different from those that are applicable to DUSA's shareholders. Additionally, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about DUSA, CPL, Sun Pharma, or the Purchaser and should not be relied upon as disclosure about DUSA, CPL, Sun Pharma, or the Purchaser without consideration of the foregoing and the entirety of the public disclosure of DUSA, CPL, Sun Pharma or the Purchaser.

        In the Merger Agreement, DUSA has made customary representations and warranties to CPL, Sun Pharma, and the Purchaser with respect to, among other things:

  •
  corporate matters related to DUSA and its subsidiaries, such as organization, standing, qualification, power and authority;

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  its capitalization;

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  authority relative to the Merger Agreement;

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  required consents and approvals, and no violations of organizational or governance documents;

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  permits and licenses;

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  compliance with laws;

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  its financial statements, SEC filings and compliance with the Sarbanes-Oxley Act;

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  accuracy of information supplied for purposes of the offer documents, the Schedule 14D-9 and the Proxy Statement;

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  internal controls;

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  conduct of business;

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  the absence of material adverse changes;

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  the absence of litigation;

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  Subsidiaries;

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  employee benefit plans, ERISA matters and certain related matters;

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  labor matters;

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  intellectual property;

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  taxes;

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  material contracts;

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  real property;

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  insurance;

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  the opinion of its financial advisor;

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  the inapplicability of state takeover statutes;

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  compliance with environmental laws; and

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  brokers' fees and expenses.

        Some of the representations and warranties in the Merger Agreement made by DUSA are qualified as to "materiality" or "Company Material Adverse Effect." For purposes of the Merger Agreement, a "Company Material Adverse Effect" means any change, event, circumstances or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, (x) has a material adverse effect on the business, condition (financial or otherwise), results of operations, assets or liabilities of the Company and the Subsidiaries, taken as a whole, or (y) would prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) or otherwise prevent or materially delay the Company from performing its obligations under the Merger Agreement on a timely basis.

        The definition of "Company Material Adverse Effect" excludes any change, event, occurrence or development resulting or arising from:

            (i)  changes in conditions in the U.S. or global economy or capital, debt, financial or securities markets generally, including changes in exchange rates (provided that such changes do not affect DUSA in a materially disproportionate manner as compared to other companies in its industry);

           (ii)  changes in general market or economic conditions in the industries in which DUSA operates generally or in any specific jurisdiction or geographical area in the U.S. or elsewhere in the world (provided that such changes do not affect DUSA in a materially disproportionate manner as compared to other companies in its industry);

          (iii)  changes in U.S. or foreign general legal, Tax, regulatory (including the rules, regulations and administrative policies of the FDA or interpretations thereof), third party reimbursement, political, legislative or business conditions in the countries in which DUSA operates (provided that such changes do not affect DUSA in a materially disproportionate manner as compared to other companies in its industry);

          (iv)  changes resulting from compliance with the terms and conditions of the Merger Agreement or from the announcement or pendency of the transactions contemplated thereby;

           (v)  any adoption, implementation, promulgation, repeal, modification, reinterpretation, proposal or other changes after the date of the Merger Agreement in applicable United States or foreign, federal, state or local Law or interpretations thereof (including any health reform statutes, rules or regulations or interpretations thereof);

          (vi)  changes in GAAP or accounting standards or the interpretation thereof;

         (vii)  any change, event, occurrence or development relating to DUSA's ongoing clinical trials;

        (viii)  any change, event, occurrence or development relating to or resulting from the products or product candidates of any Person (other than DUSA), including the entry or re-launch into the market of products (including generic versions of products) competitive with any of DUSA's products or product candidates;

          (ix)  any change, event, occurrence or development relating to the failure to receive any regulatory approvals for any of DUSA's product or product candidates, or DUSA's failure to successfully conduct clinical trials or any other regulatory development affecting DUSA's products, product candidates or products in development;

           (x)  any changes in the share price or trading volume of DUSA's Common Stock, in DUSA's credit rating or in any analyst's recommendation with respect to DUSA, and any failure of DUSA to meet projections, guidance, milestones, forecasts or published financial or operating predictions (it being agreed that the facts and circumstances giving rise to any of the foregoing events or failures, unless excluded by another clause of this definition, may be taken into account in determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur);

          (xi)  any litigation arising from or relating to the Offer, the Merger or the Transactions; and

         (xii)  any natural disaster, weather-related events or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement (provided that such changes do not affect DUSA in a materially disproportionate manner as compared to other companies in its industry).

        In the Merger Agreement, CPL, Sun Pharma, and the Purchaser have made customary representations and warranties to DUSA with respect to:

  •
  corporate matters, such as organization, standing, qualification, power and authority;

  •
  required consents and approvals, and no violations of laws, governance documents or agreements;

  •
  authority relative to the Merger Agreement;

  •
  absence of litigation;

  •
  available funding;

  •
  brokers' fees and expenses;

  •
  ownership of securities of DUSA;

  •
  absence of ancillary agreements with DUSA's management;

  •
  accuracy of information supplied for purposes of the offer documents, the Schedule 14D-9 and the Proxy Statement;

  •
  the absence of any other representations or warranties by DUSA; and

  •
  non-reliance on the projections, forecasts or business plans of DUSA.

        Some of the representations and warranties in the Merger Agreement made by CPL, Sun Pharma, and the Purchaser are qualified as to "materiality" or "Parent Material Adverse Effect." For purposes of the Merger Agreement, a "Parent Material Adverse Effect" means any change, event, circumstance or occurrence that, individually or taken together with other changes, events, circumstances or occurrences, would prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement (including the Offer or the Merger) or otherwise prevent or materially delay

CPL, Sun Pharma, or the Purchaser from performing their obligations under the Merger Agreement on a timely basis.

        None of the representations and warranties of the parties to the Merger Agreement contained in the Merger Agreement survive the Effective Time. This limitation does not apply to any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

  Conduct of Business Pending the Merger

        The Merger Agreement provides that, after the date of the Merger Agreement and before the Acceptance Time or the date, if any, on which the Merger Agreement is terminated, except (i) as may be required by law, (ii) as may be consented to in writing by CPL, a subsidiary of Sun Pharma (not to unreasonably withheld, conditioned or delayed), (iii) as may be expressly permitted or contemplated pursuant to the Merger Agreement or (iv) as set forth in the Company Disclosure Letter, DUSA shall use its commercially reasonable efforts to (i) conduct its business and cause Company Subsidiaries to conduct their business in the Ordinary Course of Business and (ii) maintain and preserve intact the material aspects of their respective business organizations, to maintain their respective beneficial business relationships with material suppliers, contractors, distributors, customers, licensors, licensees and others having material business relationships with them, and to retain the services of their respective present key officers and key employees.

        In addition, during the same time period, and subject to the same exceptions as set forth above, DUSA shall not and shall not permit any of its subsidiaries to take certain actions with respect to the following, subject to the thresholds and exceptions specified in the Merger Agreement:

  •
  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses that are material to DUSA;

  •
  sell, lease or otherwise transfer, or voluntarily create or incur or voluntarily suffer to exist any Lien (other than Permitted Encumbrances) on, any material assets, properties or businesses;

  •
  amend the organizational documents of DUSA;

  •
  declare, set aside or pay any dividend or other distribution;

  •
  purchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants or rights to acquire any such capital stock, subject to certain exceptions;

  •
  split, combine, subdivide or reclassify its outstanding securities;

  •
  issue, sell, pledge or otherwise dispose of any of its or its subsidiaries' capital stock, subject to certain exceptions;

  •
  redeem, repurchase, prepay, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any material Indebtedness or assume, guarantee or endorse, or otherwise become responsible for, any such Indebtedness of another Person;

  •
  except as required by agreements, plans or arrangements in effect and existing on the date of the Merger Agreement:

  •
  grant or increase any severance or termination pay to any current or former director, employee, agent or consultant;

  •
  execute any employment, consultancy, severance, termination compensation or other similar agreement (or any amendment to any such existing agreement) with any employee, agent or consultant;

    •
    execute any material employment, consultancy, severance, termination, compensation or similar agreement (or any material amendment to any such existing agreement) with any director or officer;

    •
    increase in any material respect the benefits payable beyond the level of any existing severance or termination pay practices or employment agreements;

    •
    increase in any material respect the compensation, bonus or other benefits of any current or former director, employee, agent or consultant, subject to certain exceptions;

    •
    increase the compensation, bonus or other benefits of any current or former director, employee, agent or consultant;

    •
    adopt or establish any new employee benefit plan or amend in any material respect any existing Employee Benefit Plan;

    •
    provide for the grant of Options or Restricted Shares or any other equity-based compensation awards;

    •
    enter into any collective bargaining agreement; or

    •
    enter into any retention bonus agreement (or any similar agreement) with any Person.

  •
  make, change or rescind any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, or enter into any material closing agreement;

  •
  settle or compromise any material litigation or other material legal proceedings;

  •
  enter into any agreement, arrangement or commitment that materially limits or otherwise materially restricts DUSA or any subsidiary from engaging or competing in any line of business or in any material geographic area;

  •
  amend, modify or terminate any Company Material Contract, or, enter into any new Contract that, if entered into prior to the date of the Merger Agreement, would constitute a Company Material Contract;

  •
  engage in any material business activity outside of its existing business segments;

  •
  knowingly take any action that would cause any employment compensation, severance or other employee benefit arrangement to fail to satisfy the requirements of the non-exclusive safe harbor in Rule 14d-10(d)(2) under the Exchange Act;

  •
  implement or adopt any change in its financial accounting principles, practices or methods, other than as may be required by GAAP or regulatory accounting requirements applicable to U.S. publicly-owned business organizations generally; or

  •
  agree or commit to take any of the actions described in the preceding bullet points.

  Employee Benefits Matters

        During the period between the Acceptance Time and the first anniversary of the Closing Date, CPL, a subsidiary of Sun Pharma, will provide to each company employee a base salary or hourly wage rate, and a total annual compensation opportunity, which is at least equal to such company employee's base salary or hourly wage rate and total annual compensation opportunity (including any cash bonuses) immediately before the Acceptance Time. Each company employee will also have the opportunity to participate in employee benefit plans, programs and policies which provide benefits that are at least comparable in the aggregate to the benefits provided to such company employee under the employee benefit plans sponsored by DUSA immediately before the Acceptance Time (excluding equity based benefit plan programs or policies).

        CPL, a subsidiary of Sun Pharma, will grant full credit to each Company Employee for (i) his or her employment with the Company prior to the Acceptance Time for purposes of satisfying any service requirement to participate in any employee benefit plan, program or policy of CPL, Sun Pharma, or their Subsidiaries (including DUSA), vesting in any benefit under any such plan, program or policy and for calculating his or her level of benefits with respect to severance, vacations, personal days off and any other welfare-type benefits (expressly excluding any defined benefit pension plan) where service is a factor in calculating the level of benefits except where such credit would result in a duplication in benefits, and (ii) any payments made by such employee or any of his or her dependents under any Employee Benefit Plan for the plan year for such plan which includes the Acceptance Time for which he or she was eligible to receive credit under such plan towards satisfying any applicable deductibles and annual out-of-pocket expense requirements.

        Any employee benefit plan, program or policy of CPL, Sun Pharma, or their Subsidiaries (including DUSA) shall not impose any pre-existing conditions, exclusions, waiting periods or "actively at work" requirements with respect to any company employee, except to the extent such requirements would have been imposed under the employee benefit plans and have not already been satisfied.

        CPL, a subsidiary of Sun Pharma, will honor any and all obligations which DUSA has at the Acceptance Time under any employee benefit plans (including any employment, bonus or similar agreements between DUSA and a Company Employee (excluding any equity based obligations)) to any employee or former employee of DUSA or any dependents of any such employee or former employee.

  Antitrust Filings

        Under the Merger Agreement, DUSA, Sun Pharma and the Purchaser are each required, as promptly as reasonably practicable after the date of the Merger Agreement (but in no event later than ten (10) Business Days after the date thereof), to file or cause to be filed with the Federal Trade Commission (the "FTC"), the United States Department of Justice (the "DOJ") and any comparable non-United States antitrust or competition authority any notifications required to be filed under the HSR Act or comparable foreign Antitrust Laws with respect to the Transactions.

        DUSA, Sun Pharma and the Purchaser are each required to cooperate with each other and use reasonable best efforts to take all actions reasonably necessary to obtain all consents and approvals from the antitrust and competition authorities. Nothing in the Merger Agreement shall require, or be construed to require, Sun Pharma to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any assets, licenses, operations, rights, product lines, business or interest therein of Sun Pharma, or to agree to any changes (including through a licensing arrangement) or restriction on, or other impairment of Sun Pharma's ability to own or operate, any such assets, licenses, operations, rights, product lines, business or interests therein or Sun Pharma's ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the surviving company (any of the foregoing, "Detriments"); provided, however, that Sun Pharma's "reasonable best efforts" obligation shall require Sun Pharma to sell, license or otherwise dispose of (or agree to sell, license or otherwise dispose of), businesses or assets of Sun Pharma that in the aggregate produced net revenues in an amount not in excess of $25,000,000 for Sun Pharma during the 2011 fiscal year calculated in accordance with GAAP, on a basis consistent with the accounting principles used in preparing their respective 2011 audited financial statements as filed with the SEC (provided that (x) in the case of businesses or assets that were acquired during the 2011 fiscal year, the net revenues with respect to the business or assets that were so acquired shall include the net revenues produced by the transferee in the 2011 fiscal year prior to such acquisition, (y) with respect to a product that was introduced in the 2011 fiscal year or the 2012 fiscal year, aggregate produced net revenues for purposes of this calculation shall mean such amounts projected in the most recent regularly prepared budget for the fiscal year following the year in which the product launches and (z) in the case of businesses or assets that were acquired during the 2012 fiscal year, the net revenues with respect to the businesses or assets that were so acquired shall include net revenues for the 2011 calendar year as reflected on the most recent regularly prepared audited financial statements of the transferee, calculated in accordance with GAAP). Notwithstanding the foregoing, however, Sun Pharma shall not be required to agree to any such dispositions (and shall be entitled in good faith to contest any threatened or pending litigation or proceeding brought by any Governmental Authority) unless the failure to do so would result in the closing conditions not being met under the Merger Agreement prior to the earlier of termination of the Merger Agreement and the Walk Away Date.

  Public Statements

        Under the Merger Agreement, the parties agreed to issue a joint press release, mutually acceptable to DUSA and CPL, a subsidiary of Sun Pharma, promptly upon execution of the Merger Agreement. Subject to certain exceptions, DUSA and CPL, a subsidiary of Sun Pharma, shall use commercially reasonable efforts to consult with each other prior to issuing, and to provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to the Merger Agreement or the Transactions, except as may be required by law or court process or any listing agreement with or rules of a national securities exchange or trading market or by the request of any Governmental Authority.

  Access to Information

        Subject to confidentiality obligations and certain exceptions, DUSA agreed to provide SPI (as defined below) and its representatives and affiliates, prior to the appointment of Sun Pharma designated Directors to the Board, with reasonable access during normal business hours to DUSA's and its subsidiaries' officers, properties, books, contracts and records and other information as Sun Pharma may reasonably request.

  Directors' and Officers' Indemnification and Insurance

        The Merger Agreement provides for certain indemnification and insurance rights in favor of DUSA's current and former directors and officers. Specifically, CPL, a subsidiary of Sun Pharma, and the Purchaser have agreed that all rights to exculpation, indemnification and advancement of expenses in favor of the current or former directors and officers of DUSA as provided in the certificate of incorporation or the bylaws of DUSA, survive the Merger for a period of six years from the Effective Time.

        From and after the Effective Time, the Surviving Corporation has agreed to indemnify and hold harmless each current and former director and officer of DUSA against any costs or expenses (including advancing reasonable attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with or arising out of any action arising out of such director's or officer's service to DUSA.

        As of the Effective Time, CPL, a subsidiary of Sun Pharma, will cause the Surviving Corporation to obtain an extension of its existing directors' and officers' liability insurance for a period of six years after the Effective Time with respect to any events occurring at or prior to the Effective Time. The Merger Agreement limits the amount that may be expended on such extension to 200% of the current annual premium (the "Maximum Amount"). DUSA may, prior to the Effective Time, purchase a so-called "Reporting Tail Endorsement," provided that DUSA does not pay more than six times the Maximum Amount for such Reporting Tail Endorsement, and maintain such Reporting Tail Endorsement in full force and effect for its full term.

  Takeover Proposals

        Except as expressly permitted in the Merger Agreement, from and after the date of the Merger Agreement until the earlier of the Closing and the termination of the Merger Agreement, DUSA shall, and shall cause its subsidiaries and their respective Representatives to cease and cause to be terminated any existing discussion or negotiation with any Person with respect to a Takeover Proposal and, to the extent permissible under the applicable confidentiality agreement between such Person and DUSA, request any such Person to promptly return or destroy all confidential information concerning DUSA and its subsidiaries.

        Furthermore, except as expressly permitted in the Merger Agreement, DUSA shall not, and shall not permit any of its subsidiaries or their respective Representatives to directly or indirectly:

            (i)  solicit or take any action to knowingly facilitate or knowingly encourage the submission of a Takeover Proposal;

           (ii)  enter into, engage or participate in any discussions or negotiations with any Person concerning a Takeover Proposal or the making of a Takeover Proposal; or

          (iii)  furnish any confidential information relating to DUSA or its Subsidiaries to, or otherwise cooperate with, assist, facilitate or encourage any effort, by any Person in connection with a Takeover Proposal or inquiries regarding a Takeover Proposal or the making of a Takeover Proposal.

        Notwithstanding anything to the contrary in the Merger Agreement, from and after the date of the Merger Agreement until the Acceptance Time, if DUSA receives a bona fide unsolicited Takeover Proposal from any Person, DUSA may furnish information to, or enter into negotiations or discussions with any such Person, if and only to the extent that:

            (i)  the DUSA Board, after consulting with DUSA's outside legal and financial advisors, have determined in good faith that such Takeover Proposal constitutes a Superior Proposal or is reasonably expected to result in a Superior Proposal;

           (ii)  such Takeover Proposal is not the result of a breach by DUSA or its Company Subsidiaries of the Merger Agreement; and

          (iii)  prior to furnishing such information or engaging in discussions or negotiations, DUSA receives from such Person an executed confidentiality agreement (a copy of which shall be provided to CPL, a subsidiary of Sun Pharma) on terms no less favorable to DUSA than those contained in the Confidentiality Agreement, as determined by counsel to DUSA, and all such information provided or made available to such Person (to the extent that such information has not been previously provided or made available to CPL, Sun Pharma or is otherwise publicly available) is provided or made available to CPL, a subsidiary of Sun Pharma, as the case may be, at or promptly following (but, in any case, within one Business Day) the time it is provided or made available to such other Person.

        From and after the date of the Merger Agreement until the Acceptance Time, DUSA shall, within two Business Days, notify CPL, a subsidiary of Sun Pharma, and the Purchaser of receipt by DUSA of any Takeover Proposal (or any inquiry or request for negotiating or discussing a Takeover Proposal) or any request for non-public information in connection with any Takeover Proposal, the material terms and conditions of any such Takeover Proposal or request (including the identity of the Person and, if applicable, copies of any documents relating to such Takeover Proposal), and shall keep CPL, a subsidiary of Sun Pharma, reasonably apprised of any material amendments to any such Takeover Proposal or request.

        The Merger Agreement does not prohibit DUSA or the DUSA Board, directly or indirectly through its representatives, from (i) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including taking and disclosing to DUSA's shareholders a position with respect to a tender or exchange offer by a Person pursuant to Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act; or (ii) making any "stop, look and listen" communication to DUSA's shareholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, in the case of either clause (i) or (ii), if the DUSA Board has determined in good faith, after consultation with legal advisors, that the failure to do so would be inconsistent with the directors' fiduciary duties under applicable Law.

  Board Recommendation

        As described above, and subject to the provisions described below, the DUSA Board has unanimously recommended that DUSA shareholders accept the Offer, tender their Shares to the Purchaser in the Offer and, if required by applicable law, adopt the Merger Agreement and approve the transactions contemplated thereby. The Merger Agreement provides that the DUSA Board will not effect a "Company Adverse Recommendation Change" (as defined below) except as set forth in the Merger Agreement.

        Except as expressly permitted in the Merger Agreement, the DUSA Board shall not (i) approve or recommend, or fail to recommend rejection of, any Takeover Proposal, (ii) fail to make, withdraw, modify or amend in any manner adverse to CPL, a subsidiary of Sun Pharma, or the Purchaser (or publicly propose to withdraw, modify or amend in a manner adverse to CPL, a subsidiary of Sun Pharma, or the Purchaser) the Board Recommendation, or otherwise take any action or make any public statement inconsistent with, the Board Recommendation (a "Company Adverse Recommendation Change"), (iii) cause or permit the Company to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement, option agreement or similar agreement with respect to any Takeover Proposal, (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of DUSA or any of its Company Subsidiaries or under the Rights Agreement, or (v) take any action to render the restrictions on business combinations set forth in Section 14A of the NJBCA inapplicable to any transaction (other than the Transactions).

  Permitted Adverse Recommendation Change or Termination for Superior Proposal

        The DUSA Board shall not make a Company Adverse Recommendation Change or cause DUSA to terminate the Merger Agreement in connection with a Superior Proposal unless:

            (i)  DUSA promptly (i.e., within one (1) Business Day) after a meeting of the DUSA Board provides written notice ("Notice of Adverse Recommendation") advising CPL, a subsidiary of Sun Pharma, that the DUSA Board intends to take any such action and specifying the reasons therefor, including, if applicable, (A) the material terms and conditions of a Superior Proposal, (B) the identity of the Person making such Superior Proposal and (C) the terms and conditions of any proposed agreement relating to such Superior Proposal;

           (ii)  during a period commencing on the date that the Notice of Adverse Recommendation is deemed to be received by CPL, a subsidiary of Sun Pharma, in accordance with the Merger Agreement and ending at 5:00 p.m., Eastern Time, on the third (3rd) Business Day thereafter (such three- Business Day period, the "Notice Period"), DUSA supplies all information requested by CPL, a subsidiary of Sun Pharma, otherwise cooperates and negotiates exclusively with CPL, a subsidiary of Sun Pharma, in good faith to make such adjustments to the terms and conditions of the Merger Agreement as would enable DUSA to proceed with the Board Recommendation and not make such Company Adverse Recommendation Change or so that such Takeover Proposal is no longer determined to be a Superior Proposal by the Company Board;

          (iii)  following expiration of the Notice Period, the DUSA Board, after consultation with DUSA's outside financial and legal advisors, determine in good faith (after taking into account any adjustments to the terms and conditions of the Merger Agreement) that failure of the DUSA Board to effect such Company Adverse Recommendation Change could reasonably likely be inconsistent with the DUSA Board's fiduciary duties under applicable Law; and

          (iv)  DUSA has paid to CPL, a subsidiary of Sun Pharma, the Termination Fee.

        Any material modification to the terms and conditions of a Superior Proposal, if any, or a proposed agreement, if any, relating to such Superior Proposal from those described in a Notice of Adverse Recommendation shall require the Company to deliver a new Notice of Adverse Recommendation and shall trigger a new Notice Period commencing on the date that the new Notice of Adverse Recommendation is received by CPL, a subsidiary of Sun Pharma.

  Termination

        The Merger Agreement may be terminated at any time prior to the Acceptance Time as follows:

  •
  by mutual written consent of CPL, a subsidiary of Sun Pharma, the Purchaser and DUSA;

  •
  by either CPL, a subsidiary of Sun Pharma, or DUSA if:

  •
  the Acceptance Time shall not have occurred on or before August 8, 2013 (the "Walk Away Date"), except that such right to terminate is not available to any party if the failure of the Acceptance Time to occur on or before the Walk Away Date was caused by or resulted from the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant or agreement in the Merger Agreement required to be performed by such party (or any Affiliate of such party) or comply in all respects with its obligations related to antitrust matters to the extent required of such party thereunder; or

  •
  any judgment issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing or prohibiting the consummation thereof shall be in effect and shall have become final and non-appealable, except that such right to terminate shall not be available to any party if the issuance of such judgment, law, legal restraint or prohibition was caused by or resulted from the failure of such party (or any affiliate of such party) to perform in any material respect any covenant or agreement in the Merger Agreement required to be performed by such party (or any affiliate of such party) or comply in all respects with its obligations related to antitrust matters to the extent required of such party thereunder in connection with such judgment, law, legal restraint or prohibition.

  •
  by CPL, a subsidiary of Sun Pharma, if:

  •
  the Company Board shall have resolved to make a Company Adverse Recommendation Change or there shall have occurred a Company Adverse Recommendation Change or at any time after receipt or public announcement of a Takeover Proposal, the Company Board shall have failed to reaffirm the Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from CPL, a subsidiary of Sun Pharma, provided that any such termination must occur within five (5) Business Days of the receipt by CPL, a subsidiary of Sun Pharma, of notice from DUSA of such event;

  •
  there shall have been an intentional and material breach of the non-solicitation provisions of the Merger Agreement; or

    •
    there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of DUSA set forth in the Merger Agreement, which breach or failure to perform (i) would cause the certain conditions to the Offer not to be satisfied, and (ii) shall not have been cured prior to the earlier of (x) twenty (20) days following receipt by DUSA of written notice of such breach or failure to perform from CPL, a subsidiary of Sun Pharma, stating CPL's intention to terminate the Merger Agreement, or (y) the Walk Away Date; provided CPL, a subsidiary of Sun Pharma, and the Purchaser are not then in breach of any material covenant or other agreement set forth in the Merger Agreement.

  •
  by DUSA if:

  •
  the DUSA Board concurrently with such termination approves and enters into a definitive agreement with respect to a Superior Proposal, to the extent permitted by, and in accordance with, the terms and conditions of the Merger Agreement, and the Company simultaneously with such termination pays, or causes to be paid, the Termination Fee to CPL, a subsidiary of Sun Pharma;

  •
  there has been a breach of or failure to perform, as applicable, any representation, warranty, covenant or agreement on the part of CPL, a subsidiary of Sun Pharma, or the Purchaser set forth in the Merger Agreement, which breach or failure to perform shall have had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and shall not have been cured prior to the earlier of (i) twenty (20) days following receipt by CPL, a subsidiary of Sun Pharma, of written notice of such breach or failure to perform from DUSA stating DUSA's intention to terminate the Merger Agreement, or (ii) the Walk Away Date; provided DUSA is not then in breach of any material covenant or other agreement set forth in the Merger Agreement; or

  •
  the Purchaser shall have failed to commence the Offer within the time period specified in the Merger Agreement, (ii) the Purchaser terminates or makes any change to the Offer in breach of the terms of the Merger Agreement, or (iii) the Purchaser shall have breached its obligation to purchase all Shares validly tendered and not properly withdrawn as of the initial Expiration Date or any subsequent Expiration Date established in accordance with the terms of the Merger Agreement.

        The Merger Agreement may be terminated after the Acceptance Time and prior to the Effective Time (a) if DUSA breaches its obligation to appoint certain designees of the Purchaser to the DUSA Board at the times and upon satisfaction of the conditions set forth in the Merger Agreement, (b) by mutual written consent of DUSA, CPL, a subsidiary of Sun Pharma, and the Purchaser, or (c) by any judgment issued by a court of competent jurisdiction or by a Governmental Authority, or by law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing or prohibiting the consummation thereof shall be in effect and shall have become final and non-appealable, except that such right to terminate shall not be available to any party if the issuance of such judgment, law, legal restraint or prohibition was caused by or resulted from the failure of such party (or any Affiliate of such party) to perform in any material respect any covenant or agreement in the Merger Agreement required to be performed by such party (or any Affiliate of such party) or comply in all respects with its obligations related to antitrust matters to the extent required of such party thereunder in connection with such judgment, law, legal restraint or prohibition.

  Effect of Termination

        If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and of no effect, without liability on the part of any party thereto (or any of its representatives or related parties), and all rights and obligations of any party thereto shall cease, subject to certain designated provisions of the Merger Agreement which survive, except that no such termination shall relieve any party thereto of any liability or damages, resulting from any fraud or willful breach prior to such termination by any party thereto of the Merger Agreement.

  Expenses; Termination Fee

        All costs and expenses incurred by the parties will be paid by the party incurring such costs and expenses. Upon termination of the Merger Agreement under specified circumstances, including a breach or failure to perform by DUSA that would cause certain conditions to the Offer to not be satisfied, DUSA is obligated to pay all of CPL and Sun Pharma's reasonably documented out-of-pocket fees and expenses (including legal fees and expenses and advisor and consultant fees and expenses) actually incurred by Sun Pharma and its Affiliates on or prior to the termination of the Merger Agreement, but in no event for more than One Million Five Hundred Thousand Dollars ($1,500,000). In the event of termination by DUSA to enter into an agreement for an alternative transaction pursuant to a Superior Proposal, or upon consummation of a Takeover Proposal under specified circumstances in which a Takeover Proposal was made public before a termination of the Merger Agreement and DUSA enters into a competing proposal within a specified period after termination of the Merger Agreement, or in the event of a Company Adverse Recommendation Change, DUSA has agreed to pay CPL, a subsidiary of Sun Pharma, a termination fee of $9,000,000 (the "Termination Fee").

  Confidentiality Agreement

        On May 11, 2012, DUSA and Sun Pharmaceutical Industries, Inc. ("SPI"), an affiliate of Sun Pharma, entered into a confidentiality agreement (the "Confidentiality Agreement"). Under the Confidentiality Agreement, SPI agreed, among other things, to keep non-public information regarding DUSA confidential (subject to certain exceptions) for a period of two years from the date of the Confidentiality Agreement. Pursuant to the Confidentiality Agreement, SPI agreed that it would only disclose confidential information to its representatives, including affiliaes, on a "need to know" basis or as may be required by law (subject to certain conditions and exceptions). Under the Confidentiality Agreement, SPI also agreed, among other things, to certain "standstill" provisions for the protection of DUSA for a period of one year from the date of the Confidentiality Agreement (the "Standstill Period") and that, subject to certain limited exceptions during the Standstill Period, SPI would not solicit or hire DUSA's officers and employees. Under the Confidentiality Agreement, SPI agreed that, for a period of 12 months from the date of the Confidentiality Agreement, neither SPI nor any of its subsidiaries or representatives, including affiliates, would offer or propose, or assist any other person in offering or proposing, to effect (i) any acquisition of beneficial ownership (as defined under Rule 13d-3 under the Exchange Act) or greater than 5% of any securities or assets of DUSA or its subsidiaries, (ii) any tender or exchange offer, merger or other business combination involving DUSA or its subsidiaries, (iii) any solicitation of proxies or consents to vote any securities of DUSA, or (iv) any action that might require DUSA to make a public announcement regarding any of the foregoing. The restrictions set forth in the preceding sentence terminate upon, among other things, the completion of a negotiated transaction between DUSA and CPL, a subsidiary of Sun Pharma.

        This summary of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is filed as Exhibit (d)(2) to the Schedule TO filed with the SEC, which is incorporated by reference herein.

12.   Purpose of the Offer; Plans for DUSA.

        Purpose of the Offer.    The purpose of the Offer is for the Purchaser to acquire control of, and the entire equity interest in, DUSA. The Offer, as the first step in the acquisition of DUSA, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, the Purchaser intends to consummate a Merger following the Acceptance Time.

        If you sell your Shares in the Offer, you will cease to have any equity interest in DUSA or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you also will no longer have an equity interest in DUSA. Similarly, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of DUSA.

        The DUSA Board has by unanimous vote approved the Merger Agreement and transactions contemplated thereby, including the Offer and the Merger.

        If the Purchaser acquires at least one Share more than 90% of the then outstanding Shares pursuant to the Offer, including the Top-Up Option, if applicable, the Merger may be consummated without a shareholders' meeting and without the approval of DUSA's shareholders. If the Offer has expired, and the Top-Up Option cannot be exercised because there are insufficient authorized and unissued Shares available to provide us with one Share more than 90% of the outstanding Shares of the Company on a fully diluted basis, DUSA will call a special meeting of shareholders to vote on approval of the Merger.

        Plans for DUSA.    CPL, a subsidiary of Sun Pharma, intends to continue reviewing DUSA's assets, corporate structure, dividend policy, capitalization, opertions, properties, policies, management and personnel as part of a comprehensive review with a view to optimizing development of DUSA's potential in conjunction with CPL's and Sun Pharma's existing business. The planning process will continue throughout the pendency of the Offer and Merger.

        To the best knowledge of the Purchaser, CPL and Sun Pharma, except for certain pre-existing agreements described in the Schedule 14D-9 between DUSA and its executive officers and directors, no employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of DUSA, on the one hand, and CPL, Sun Pharma, the Purchaser or DUSA, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of DUSA entering into any such agreement, arrangement or understanding.

        It is possible that certain members of DUSA's current management team will enter into new employment arrangements with DUSA after the completion of the Offer and the Merger. There can be no assurance that any parties will reach an agreement on any terms, or at all.

        The Merger Agreement provides that the Purchaser will be merged into DUSA and that the certificate of incorporation of DUSA shall be amended so as to read in its entirety as provided for in the Merger Agreement and, as so amended, shall be the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation shall be amended to be identical to the bylaws of the Purchaser as in effect immediately prior to the Effective Time. The directors of the Purchaser will become the directors of the Surviving Corporation and the officers of DUSA at the Effective Time will be the officers of the Surviving Corporation in each case until their respective successors are duly elected or appointed and qualified. See Section 11—"The Merger Agreement; Other Agreements—The Merger Agreement—DUSA's Board of Directors."

        Except as set forth in this Offer to Purchase, the Purchaser, CPL and Sun Pharma have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving DUSA or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of DUSA or any of its subsidiaries, (iii) any change in the DUSA Board or management of DUSA, (iv) any material change in DUSA's capitalization or dividend policy, (v) any other material change in DUSA's corporate structure or business, (vi) a class of securities of DUSA being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of DUSA being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

13.   Certain Effects of the Offer.

        Market for the Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

        Stock Quotation.    Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on Nasdaq. According to the published guidelines of The Nasdaq Stock Market, LLC (the "Nasdaq Stock Market"), the Nasdaq Stock Market would consider disqualifying the Shares for listing on Nasdaq (though not necessarily for listing on The Nasdaq Capital Market) if, among other possible grounds, the number of publicly held Shares falls below 750,000, the total number of holders of Shares (including both holders of beneficial interest and record holders) falls below 400, the market value of publicly held Shares is less than $5 million, there are fewer than two active and registered market makers in the Shares, DUSA has shareholders' equity of less than $10 million, or the bid price for the Shares is less than $1. Furthermore, the Nasdaq Stock Market would consider delisting the Shares from the Nasdaq Stock Market altogether if, among other possible grounds, (i) the number of publicly held Shares falls below 500,000, (ii) the total number of holders of Shares (including both holders of beneficial interest and record holders) falls below 300, (iii) the market value of publicly held Shares is less than $1 million, (iv) there are fewer than two active and registered market makers in the Shares, (v) the bid price for the Shares is less than $1 or (vi)(A) DUSA has shareholders' equity of less than $2.5 million, (B) the market value of DUSA's listed securities is less than $35 million and (C) DUSA's net income from continuing operations is less than $500,000 for the most recently completed fiscal year and two of the last three most recently completed fiscal years. Shares held by officers or directors of DUSA, or by any beneficial owner of more than 10% of the Shares, will not be considered as being publicly held for this purpose. According to DUSA, as of November 7, 2012, 25,027,683 Shares were outstanding. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for Nasdaq or are delisted from Nasdaq altogether, the market for the Shares will be adversely affected.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of DUSA to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by DUSA to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to DUSA, such as the short-swing profit recovery provisions of

Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of DUSA and persons holding "restricted securities" of DUSA to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for listing on Nasdaq. We intend and will cause DUSA to terminate the registration of the Shares under the Exchange Act following the consummation of the Merger.

14.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement to the Acceptance Time, without the prior written consent of CPL, a subsidiary of Sun Pharma, DUSA shall not declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to DUSA's capital stock.

15.   Certain Conditions of the Offer.

        For the purposes of this Section 15, capitalized terms used but not defined herein will have the meanings set forth in the Merger Agreement. Notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser shall not be required to, and CPL, a subsidiary of Sun Pharma, shall not be required to cause the Purchaser to, accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), pay for any Shares tendered pursuant to the Offer if:

          (a)   there shall have not been validly tendered and not validly withdrawn immediately prior to the expiration of the Offer that number of Shares that represents at least a majority of the outstanding Shares on a fully diluted basis immediately prior to the expiration of the Offer (the "Minimum Tender Condition");

          (b)   any applicable waiting period (or any extension thereof) under the HSR Act relating to the purchase of Shares pursuant to the Offer or the consummation of the Merger shall not have expired or otherwise been terminated;

          (c)   any of the following conditions shall have occurred and be continuing as of the Expiration Date:

                i.  a judgment shall have been issued by a court or by a Governmental Authority, or any law or other legal restraint or prohibition be in effect that would make the acceptance for payment of, or the payment for, some or all of the Shares or the consummation of the Offer or the Merger illegal or otherwise prevent or prohibit the consummation thereof;

               ii.  the representations and warranties of DUSA (A) relating to (i) its existence and good standing, (ii) its capitalization (as described in the Merger Agreement), (iii) its authority to enter into and deliver the Merger Agreement, and carry out its obligations thereunder, (iv) its adoption of resolutions approving the Merger Agreement, declaring the Merger Agreement fair and in the best interest of the Shareholder, and recommending that Shareholders tender their Shares and adopt the Merger Agreement, (v) the absence of material adverse changes or events (as described in the Merger Agreement), and (vi) DUSA having taken all actions so that the restrictions in Section 14A of the NJBCA do not apply to CPL, Sun Pharma or the consummation of the Merger, shall be true and correct in all material respects at and as of the date of the Merger Agreement and as of the Acceptance

    Time with the same effect as though made as of the Acceptance Time (except to the extent expressly made as of an earlier date, in which case as of such date), without giving effect to any materiality or "Company Material Adverse Effect" (as described below) qualifications therein, and (B) as set forth in all the other representations and warranties of DUSA in the Merger Agreement (other than the representations and warranties referred to in the foregoing clause (A)) shall be true and correct at and as of the date of the Merger Agreement and as of the Acceptance Time with the same effect as though made as of the Acceptance Time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (B) for such failures to be true and correct as would not have or reasonably be expected to have, individually or in the aggregate, a "Company Material Adverse Effect";

              iii.  DUSA shall have failed to perform in any material respect any material covenant or material obligation required by the Merger Agreement to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;

              iv.  the Merger Agreement shall have been terminated in accordance with its terms; or

               v.  since the date of the Merger Agreement, there shall have occurred a "Company Material Adverse Effect."

        DUSA shall deliver to CPL, a subsidiary of Sun Pharma, a certificate, signed on behalf of DUSA by its chief executive officer and chief financial officer, certifying that none of the conditions set forth in clauses (ii) and (iii) of paragraph (c) above shall have occurred and be continuing as of the Acceptance Time.

        The foregoing conditions are for the sole benefit of CPL, Sun Pharma and the Purchaser and, subject to the terms and conditions of the Merger Agreement and applicable Law, may be waived by CPL, Sun Pharma and the Purchaser, in whole or in part, at any time and from time to time. The failure by CPL, Sun Pharma or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on our examination of publicly available information filed by DUSA with the SEC and other information concerning DUSA, we are not aware of any governmental license or regulatory permit that appears to be material to DUSA's business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser or Sun Pharma as contemplated herein. Section 15—"Certain Conditions of the Offer."

        Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the Federal Trade Commission (the "FTC"), certain transactions may not be consummated until specified information and documentary material ("Premerger Notification and Report Forms") have been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and certain waiting period requirements have been satisfied. These requirements of the HSR Act apply to the acquisition of Shares in the Offer and the Merger.

        Under the HSR Act, our purchase of Shares in the Offer may not be completed until the expiration of a 15 calendar day waiting period following the filing by Sun Pharma and the Purchaser of a Premerger Notification and Report Form concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. Sun Pharma will file by November 26, 2012, and DUSA will file, Premerger Notification and Report Form with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger. Accordingly, the required waiting period with respect to the Offer and the Merger will expire at 11:59 p.m., New York City time, on December 6, 2012, unless earlier terminated by the FTC and the Antitrust Division or unless the FTC or the Antitrust Division issues a request for additional information and documentary material (a "Second Request") prior to that time. If within the 15 calendar day waiting period either the FTC or the Antitrust Division issues a Second Request, the waiting period with respect to the Offer and the Merger would be extended until ten calendar days following the date of substantial compliance by Sun Pharma with that request, unless the FTC or the Antitrust Division terminates the additional waiting period before its expiration. After the expiration of the ten calendar day waiting period, the waiting period could be extended only by court order or with Sun Pharma's consent. In practice, complying with a Second Request can take a significant period of time. Although DUSA is required to file certain information and documentary material with the FTC and the Antitrust Division in connection with the Offer, neither DUSA's failure to make those filings nor a request for additional documents and information issued to DUSA from the FTC or the Antitrust Division will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        The FTC and the Antitrust Division will scrutinize the legality under the antitrust laws of the Purchaser's proposed acquisition of DUSA. At any time before or after the Purchaser's acceptance for payment of Shares pursuant to the Offer, if the Antitrust Division or the FTC believes that the Offer would violate the U.S. federal antitrust laws by substantially lessening competition in any line of commerce affecting U.S. consumers, the FTC and the Antitrust Division have the authority to challenge the transaction by seeking a federal court order enjoining the transaction or, if Shares have already been acquired, requiring disposition of such Shares, or the divestiture of substantial assets of Sun Pharma, DUSA, or any of their respective subsidiaries or affiliates or requiring other conduct relief. United States state attorneys general and private persons may also bring legal action under the antitrust laws seeking similar relief or seeking conditions to the completion of the Offer. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if a challenge is made, what the result will be. If any such action is threatened or commenced by the FTC, the Antitrust Division or any state or any other person, subject to the terms of the Merger Agreement, the Purchaser may not be obligated to consummate the Offer or the Merger. See Section 15—"Certain Conditions of the Offer."

        State Takeover Laws.    DUSA is incorporated under the laws of the State of New Jersey. In general, Section 14A of the NJBCA prevents a New Jersey corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested shareholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the date such person became an "interested shareholder" unless, among other things, the "business combination" is approved by the board of directors of such corporation before such person became an "interested shareholder." DUSA's board of directors has approved the Merger Agreement and the transactions contemplated thereby, including the Offer, the Top-Up Option, the Support Agreements and the Merger, for purposes of Section 14A of the NJBCA.

        DUSA, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. We do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 15—"Certain Conditions of the Offer."

  Legal Proceedings

        The Purchaser, CPL and Sun Pharma have been made aware of the filing of a putative shareholder class action complaint in the Superior Court of New Jersey, Law Division, Mercer County on November 14, 2012 captioned Bello v. Doman, et al., Docket No. MER-L-2688-12. Neither the Purchaser nor Sun Pharma, which are named defendants in the complaint, has been served. The complaint also names as defendants DUSA, Jay M. Haft, Alfred Altomari, David M. Bartash, Alexander Casdin, Robert F. Doman, Paul Hondros, Magnus Moliteus and David M. Wurzer (the individuals being members of the DUSA Board and hereafter referred to as the "Individual Defendants"). The complaint alleges generally that the Individual Defendants breached their fiduciary duties by attempting to unfairly deprive shareholders of the value of their investment in DUSA and contractually preventing a higher offer from other interested buyers. The complaint further alleges that the Purchaser, Sun Pharma and DUSA aided and abetted the purported breaches by the Individual Defendants. Plaintiffs seek an injunction against all defendants prohibiting consummation of the proposed transaction, rescission of the transaction or related damages if consummated before entry of final judgment, an accounting of all damages allegedly suffered by the shareholders, and an award of the costs, fees and disbursements incurred by the shareholders in bringing the action. The foregoing is qualified in its entirety by reference to the complaint which is filed as Exhibit (a)(5) to the Schedule TO.

17.   Appraisal Rights.

        Holders of the Shares do not have appraisal rights in connection with the Offer or the Merger.

18.   Fees and Expenses.

        CPL and the Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and American Stock Transfer and Trust Company, LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

        Neither CPL, a subsidiary of Sun Pharma, nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

19.   Miscellaneous.

        We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with any such statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of CPL, Sun Pharma or the Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person shall be deemed to be the agent of the Purchaser, the Depositary, or the Information Agent for the purpose of the Offer.

        The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. DUSA is required under the rules of the SEC to file its Solicitation/Recommendation Statement with the SEC on Schedule 14D-9 no later than ten business days from the date of this Offer to Purchase, setting forth the recommendation of the DUSA Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may, when filed, be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 7—"Certain Information Concerning DUSA" above.

 SCHEDULE I

INFORMATION RELATING TO THE CPL, SUN PHARMA, SUN GLOBAL AND PURCHASER

CPL

        The following tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of CPL other than with respect to the directors of CPL who are currently affiliated with Sun Pharma. Information with respect to such directors, Dilip S. Shanghvi, Sundhir V. Valia and Harin Mehta, is set forth below under "Directors and Executive Officers of Sun Pharma" and Directors and Executive Officers of Sun Global." Unless otherwise indicated, each director or executive officer of CPL (other than Messrs. Sundaram, Shanghvi, Valia and Mehta) is a citizen of the U.S. The address of each person is listed below and the telephone number of each such person is (313) 871-8400.

Name; Present Principal Occupation or Employment	Material Positions Held During Past Five Years; Address
Directors
Kal Sundaram Age: 58 years (Chief Executive Officer and Director) (New Zealand)
Mr. Kalyanasundaram Subramanian, known in industry circles as Kal Sundaram, joined CPL as CEO in April 2012. On such date, he also became the CEO of Taro Pharmaceutical Industries Ltd. ("Taro"). Prior to joining CPL and Taro, Mr. Sundaram was the CEO of Sun Pharma from April 1, 2010 to April 17, 2012. From January 1, 2010 to March 31, 2010, Mr. Sundaram served as a consultant with Sun Global. Prior to January 2010, Mr. Sundaram had served in various capacities at affiliates of GlaxoSmithKline plc. From January 2007 through December 2009, Mr. Sundaram was Vice President, Commercial Development, Classic Brands at GlaxoSmithKline, 150 Beach Road, #22-00 Gateway West, Singapore 189720. From January 2005 through December 2006, Mr. Sundaram was Vice President—South Asia and Managing Director of GSK India at GlaxoSmithKline Pharmaceuticals Limited, Dr. Annie Besant Road, Mumbai 400 03 India.
Address: c/o Taro Pharmaceutical U.S.A., Inc., Three Skyline Drive, Hawthorne, New York 10532
Gurpartap Singh Sachdeva Age: 44 years (Director and President)
Mr. Singh has served as CPL's President since April 27, 2012. Previously, Mr. Singh served as CPL's Chief Executive Officer from November 1, 2010 to April 27, 2012, Chief Operating Officer from July 2010 to November 2010, Senior Vice President—Business Strategies from July 2007 to July 2010; Vice President—Sales and Marketing from September 2003 to July 2007, and National Sales and Marketing Manager from September 200 to September 2003.
Address: c/o Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, Michigan 48202
Jayesh M. Shah Age: 56 years (Director)	Mr. Shah has served as CPL's Director—Commercial since December 2003. Address: c/o 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Name; Present Principal Occupation or Employment	Material Positions Held During Past Five Years; Address
Executive Officers
Mukul Rathi Age: 39 years
Mr. Rathi has served as CPL'a Interim Chief Financial Officer since January 2007. Previously he was CPL's Controller from December 2005 to July 2007. From May 1999 to December 2005, he was Senior Executive—Accounts and Manager—Accounts with Sun Pharma.
Address: c/o Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, Michigan 48202
Robert Kurkiewicz Age: 61 years
Mr. Kurkiewicz has served as CPL's Senior Vice President—Regulatory since October 2006. Previously, he was CPL's Senior Vice President—Technical from October 1998 to October 2006 and Vice President—Quality Assurance from November 1993 to October 1998.
Address: c/o Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, Michigan 48202

Sun Pharma

        The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each officer and director of Sun Pharma. Unless otherwise indicated, each person is a citizen of India. The address of each person is listed below and the telephone number of each such person is +1 91 22 66455645.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During Past Five Years
Directors
Dilip S. Shanghvi Age: 57 years (Managing Director)
Mr. Shanghvi is the founder of Sun Pharma, its Managing Director since its inception in 1993, responsible for marketing, research and development and human resource development, and its Chairman from 1999 to 2012. Also, since March 2007 Mr. Shanghvi has been the Chairman and Managing Director of Sun Pharma Advanced Research Company Ltd. Mr. Shanghvi has served as Chairman of the Board of Directors of Caraco Pharmaceuticals Laboratories,  Ltd. since 1997.
Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Name and Position	Present Principal Occupation or Employment; Material Positions Held During Past Five Years
Israel Makov Age: 73 years (Chairman) (Israel)	Mr. Makov was appointed as Chairman of Sun Pharma Board of Directors on May 29, 2012. From 2002 to 2007, he was President and CEO of Teva Pharmaceutical Industries Ltd. ("Teva"). Mr. Makov joined Teva in 1995 and led the company's global expansion. Currently, he is Chairman of Given Imaging Ltd., Hermon Building, New Industrial Park, Yoqneam 20692, Israel, Chairman of BioLight—Israeli Life Sciences Investments Ltd., Kiryat Atidim, Building 3, 5th Floor, Tel Aviv 61581, Israel, Chairman of Micromedic Technologies Ltd., Kiryat Atidim, Building 3, 5th Floor (at BioLight), Tel Aviv 61581, Israel, and Chairman of Eltav, Ha'tassia St. 15, P.O.Box 4200, Ra'nana, Israel 43654.
Until recently, Mr. Makov was Chairman of Netafim, 213-217 Fitzgerald Rd, Laverton, VIC 3026. Mr. Makov is also a member of the Board of Directors of the Israel National Nanotechnology Initiative, a member of the Executive Board & Management Committee of the Weizmann Institute of Science and on the Board of Governors of the Technion—Israel Institute of Technology.
Mr. Makov holds a B.Sc. in Agriculture and M. Sc in Economics from the Hebrew University, Jerusalem.
Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (East),
Mumbai—400 059, India
Sudhir V. Valia Age: 56 years (Director)
Mr. Valia joined Sun Pharma as a director in January 1994 and has been a full-time director since his appointment in April 1994. He is currently responsible for finance, commercial, operations, projects and quality control. Prior to then, Mr. Valia was a chartered accountant in private practice. Mr. Valia is a qualified chartered accountant in India. Mr. Shanghvi is Mr. Valia's brother-in-law.
Address: c/o Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (East),
Mumbai—400 059 India
Sailesh T. Desai Age: 58 years (Director)
Mr. Desai has served as a full-time director of Sun Pharma since 1999, responsible for domestic marketing of some of the divisions dealing in specific therapy segments of pharmaceutical formulations. From 1994 to 1998, Mr. Desai was the principal shareholder and Managing Director of Milmet Laboratories, Pvt. Ltd., a manufacturer and marketer of ophthalmic solutions which was organized under the laws of the Commonwealth of India and merged into Sun Pharma in 1998.
Address: c/o Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India

Name and Position	Present Principal Occupation or Employment; Material Positions Held During Past Five Years
S. Mohanchand Dadha Age: 76 years (Director)	Managing Director of Dadha Pharma Pvt. Ltd., from April 2, 2004 to February 24, 2006 and Full Time Director from February 25, 2006 to present. Full Time Director of Dadha Pharma Marketing Pvt. Ltd. from May 10, 1996 to April 1, 2004.
Address: c/o Sun Pharmaceutical Industries Limited, 10, Jeypore Nagar, Chennai—600 086 India
Hasmukh S. Shah Age: 78 years (Director)
A partner in a consulting firm, Hasmukh Shah & Associates, from March 10, 1999 to present and independent director of Sun Pharma since March 22, 2001.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (East), Mumbai—400 059 India
Keki Minu Mistry Age: 58 years (Director)
Managing Director of HDFC Limited and Independent director of Sun Pharma from prior to 2003 to present.
Address: c/o Housing Development Finance Authority Limited, Ramon House, 5th Floor, H. T. Parekh Marg, 169, Backbay Reclamation, Churchgate, Mumbai—400 020 India
Ashwin S. Dani Age: 70 years (Director)
Vice Chairman and Managing Director of Asian Paints (India) Limited and Independent Director of Sun Pharma since January 28, 2004 to present.
Address: c/o Asian Paints (India) Limited, 6-A, Shanti Nagar, Santacruz (East), Mumbai—400055 India
Executive Officers
Rakesh Mehta Age: 49 years (Sr. Vice President, International Marketing)
Vice President of International Marketing at Sun Pharma from June 1, 1995 to March 31, 2003.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai—400 059, Maharashtra, India.
Abhay Gandhi Age: 48 years (President, Marketing and Sales)
Senior Vice President of International Marketing at Sun Pharma from April 1, 2003 to March 31, 2007.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai—400 059, Maharashtra, India
T. K. Roy Age: 57 years (Sr. Vice President, Marketing & Sales)
Vice President of Marketing at Sun Pharma from January 1, 1999 to March 31, 2003.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai—400 059, Maharashtra, India.
Sharda Crishna Age: 60 years (Sr. Vice President, Marketing & Sales)
Vice President of Marketing at Sun Pharma from prior to March 14, 2002 to March 31, 2007.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai—400 059, Maharashtra, India

Name and Position	Present Principal Occupation or Employment; Material Positions Held During Past Five Years
Kirti Ganorkar Age: 45 years (Sr. Vice President, Business Development)	Senior General Manager of Business Development at Sun Pharma and was associated with manufacturing and marketing of pharmaceutical products at Sun Pharmafrom April 1, 2003 to March 31, 2005. Previously worked as Vice President (Business Development) at Sun Pharma until April 1, 2010.
Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India
Vipul Doshi Age: 49 years (Exec. Vice President, Quality)
Vice President of Quality at Sun Pharma prior to from January 1, 2002 to March 31, 2003. Prior to his promotion to Executive Vice President (Quality) on April 1, 2008, Mr. Doshi served as Senior Vice President (Quality).
Address: Sun Pharmaceutical Industries Limited, SPARC, Tandalja, Vadodara-390 020, Gujarat, India
MVN Rao Age: 48 years (Senior Vice President, Global HR)
Senior Vice President—Global HR at Sun Pharma since October 29, 2012. Previously worked with Larsen & Toubro Infotech Ltd. as a Vice President—HR & Talent Development from January 2006 to October 19, 2012.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai—400 059, Maharashtra, India
Dr. Ratnesh Shrivastava Age: 56 years (Vice President, Intellectual Property Cell)
Senior General Manager of Intellectual Property Cell (Department) at Sun Pharma from prior to April 1, 2004 to September 30, 2006.
General Manager of Intellectual Property Cell (Department) at Sun Pharma from October 1, 2001 to March 31, 2004.
Address: Sun Pharmaceutical Industries, Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India
Sampad Bhattacharya Age: 57 years (Vice President, Operations)
Vice President of Technical for Alembic Limited, Alembic Road, Varoda, Gujarat, India from February 19, 1996 to August 10, 2005.
Address: Sun Pharmaceutical Industries Limited, Halol Baroda Highway, Halol- 389 350 India
Uday Baldota Age: 43 years (Sr. Vice President, Accounts and Finance)
Vice President of Purchasing at Lafarge India Pvt. Limited, Bakhtawar, Nariman Point, Mumbai—400 021, India from November 11, 1999 to June 19, 2005. Previously worked as Vice President, Investor Relations at Sun Pharma until April 1, 2010.
Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India
A. H. Khan Age: 54 years (Vice President, Human Resources Development)
General Manager of Human Resources at Sun Pharma from August 19, 2002 to March 31, 2005. Previously worked as Senior General Manager (Human Resources Development) at Sun Pharma until April 1, 2010.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai—400 059 Maharashtra, India

Name and Position	Present Principal Occupation or Employment; Material Positions Held During Past Five Years
Dinesh R. Desai Age: 56 years (Vice President, Accounts)	General Manager of Accounts at Sun Pharma from January 1, 1997 to March 31, 2005.
Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India
Ashok I. Bhuta Age: 53 years (Deputy General Manager, Legal & Secretarial & Compliance Officer)
Senior Manager of Accounts at Sun Pharma from January 1, 1998 to March 31, 2004.
Address: Sun Pharmaceutical Industries Limited, 17/B, Mahal Industrial Estate, Mahakali Caves Road, Andheri (East), Mumbai 400 093 India
Pabitra Kumar Bhattacharya Age: 43 years (Vice President, Process Eng. & Environmental Compliance)
Vice President (Process Eng. & Environmental Compliance) at Sun Pharma from June 26, 2012 to present and Vice President (Process Eng. & Operations) at Sun Pharma from March 29, 2011 to June 20, 2012.
From July 26, 2010 to January 5, 2011, Sr. Vice President (API Operations) at Glenmark Generics Limited, Glenmark House, HDO—Corporate Building, Wing—A, B. D. Sawant Marg, Chakala, Off Western Express Highway, Andheri (East), Mumbai—400 099, India.
From March 24, 2009 to July 23, 2010, Sr. Vice President (Operations) at Wanbury Limited, BSEL Techpark, 'B' Wing, 10th Floor, Sector 30—A, Opp. Vashi Railway Station, Vashi, Navi Mumbai—400 705, India.
From April 2008 to March 20, 2009, Vice President (Operations) at Unimark Remedies Ltd., Enterprise Center, 1st Floor, Orchid Lane, Nehru Road, Vile Parle (East) Mumbai—400 099, India, and from April 2007 to March 2008, Sr. General Manager at Unimark Remedies Ltd.
Address: c/o Sun Pharmaceutical Industries Limited, 401-404, The Eagle's Flight, Dr. Suren Road, Off Andheri-Kurla Road, Chakala, Andheri (East) Mumbai—400 093, India
B. F. Shirude Age: 58 years (Vice President, Operations (API))
Senior General Manager Operations (Bulk) at Sun Pharma from April 1, 2005 to March 31, 2008. General Manager—Manufacturing (Bulk Drugs) at Sun Pharma from July 3, 2003 to March 31, 2005.
Address: Sun Pharmaceutical Industries Limited, A-8, MIDC Industrial Area, Ahmednagar 414 111 India
R. S. Vasan Age: 51 years (Sr. Vice President, Marketing & Sales)
Prior to joining Sun Pharma, Mr. Vasan served in various capacities at Johnson & Johnson Ltd., 30, Forjett Street, Mumbai 400 036, India.
From October 1, 2003 to February 28, 2008, he was Vice President—Sales and Marketing, from March 1, 2008 to December 31, 2008, he was an International Development Programmer, from January 1, 2009 to December 31, 2009, he was Vice President—Sales and Marketing, from January 1, 2010 to May 14, 2010 and he was Vice President, Strategy, Business Development and Business.
Address: Sun Pharmaceutical Industries Limited, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai 400 059 Maharashtra, India

Name and Position	Present Principal Occupation or Employment; Material Positions Held During Past Five Years
Kailash Parthak Age: 47 years (Sr. Vice President, Operations (API)	Mr. Pathak has been Sr. Vice President Operations (API) at Sun Pharma since June 1, 2012. Prior to that, from April 2007 to May 31, 2012, Mr. Pathak was at Orchid Chemicals & Pharmaceuticals Ltd., Orchid Towers, #313, Valluvar Kottam High Road, Nungambakkam Chennai—600 034, Tamil Nadu, India, where he was Sr. Vice President Manufacturing (API) from April 2011 to May 31, 2012, and Vice President (PPIC & Outsourced Manufacturing) from April 2007 to April 2011.
Address: c/o Sun Pharmaceutical Industries Limited, SPARC, Tandalja, Vadodara—390 020, Gujarat, India
Dr. Deepak Haldankar Age: 57 years (Vice President, Corporate Quality)
Dr. Haldankar has been Vice President (Corporate Quality) at Sun Pharma since February 2012. Prior to that, from December 2009 to December 2011, he was Corporate Head (Quality) at Cipla Ltd., Mumbai Central, Mumbai—400 008, India. From April 2007 to November 2009, he was Sr. Vice President (Corporate Quality) at Mylan Laboratories Limited (formerly Matrix Laboratories), Plot No 564/A/22, Road No 92, Jubilee Hills, Hyderabad—500 034, India.
Address: c/o Sun Pharmaceutical Industries Limited, SPARC, Tandalja, Vadodara—390 020, Gujarat, India

Sun Global

        The following tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director of Sun Global. There are no executive officers of Sun Global. Unless otherwise indicated, each such person is a citizen of India. The address of each person is listed below and the telephone number of each such person is +1 971 43597674.

Name; Present Principal Occupation or Employment	Material Positions Held During Past Five Years
Directors
Harin Mehta Age: 56 years	Managing Director of Sun Global from October 24, 2007 to December 1, 2008, and continues to be a director of Sun Global thereafter, and Senior Vice President (Operations) of Sun Global FZE since December 1, 2008.
Senior Vice President (Operations) of Sun Pharam, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbai—400 059, Maharashtra, India, from October 2005 to September 2007.
Vice President of Sun Pharma, Acme Plaza, Andheri Kurla Road, Andheri (E) Mumbaii—400 059, Maharashtra, India, from April 1992 to September 2005.
Address: Flat no. 3,1, Elmunkas street, Tiszavasvari,
Hungary—4440

Name; Present Principal Occupation or Employment	Material Positions Held During Past Five Years
Sunil Gandhi Age: 56 years (Director & Secretary of Sun Global and Financial Consultant)
Mr. Gandi has served as a director of Sun Global since February 2, 1996 and as Secretary of Sun Global since February 6, 2003. In addition, since 1994, Mr. Gandhi has been a partner of SuGandh Management Consultancy, a consulting firm which consults on financial, tax and other business matters.
Address: SuGandh Management, Consultancy, Woodstock Asia Pacific DMCC, Office No. 406, The Business Centre, Opp Burjuman Ccentre, Mashreq Bank Bldg. Bank Street, P.O. Box 12850, Dubai-UAE
Surendra Joshi Age: 64 years (Director of Sun Global and Tax Consultant
Mr. Joshi has served as a director of Sun Global since December 11, 2004. In addition, Mr. Joshi has been a partner since 1973 at Maganlal Thacker & Company, a firm of chartered accountants which consults on financial, tax and other business matters.
Address: PO Box 696, Muttrah, Post Code No. 114, Sultanaté of Oman

Purchaser

        The following tables set forth the name and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the U.S. The address of each person is listed below and the telephone number of each such person is (609) 495-2800.

Name and Position	Present Principal Occupation or Employment; Material Positions Held During Past Five Years
Directors and Executive Officers
Mukul Rathi Age: 39 years (Director, President, Treasurer and Secretary)	Mr. Rathi has served as Caraco's Interim Chief Financial Officer since January 2007. Previously he was Caraco's Controller from December 2005 to July 2007. From May 1999 to December 2005, he was Senior. Executive—Accounts and Manager—Accounts with Sun Pharma.
Address: c/o Caraco Pharmaceutical Laboratories, Ltd., 1150 Elijah McCoy Drive, Detroit, Michigan 48202

        The Letter of Transmittal and Share Certificates and any other required documents should be sent or delivered by each record shareholder or the shareholder's broker, dealer, commercial bank, trust company or nominee to the Depositary. Shareholders submitting Share Certificates representing Shares to be tendered must deliver such Share Certificates together with the Letter of Transmittal and any other required documents by mail or overnight courier. Facsimile copies of Share Certificates or Letters of Transmittal will not be accepted. The Letter of Transmittal and Share Certificates evidencing Shares and any other required documents should be sent or delivered by each shareholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

By Mail or Overnight Courier:	By Hand:
American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, NY 11219	American Stock Transfer & Trust Company, LLC Attn: Reorganization Department 59 Maiden Lane New York, NY 10038

Telephone confirm: (877) 248-6417 or (718) 921-8317
Fax: (718) 234-5001

        Questions and requests for assistance may be directed to the Information Agent at its address, telephone numbers and email address set forth below. Requests for copies of this Offer to Purchase and the related Letter of Transmittal may be directed to the Information Agent. Such copies will be furnished promptly at the Purchaser's expense. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. The Purchaser will not pay any fees or commissions to any broker or dealer or any other person (other than the Information Agent or the Depositary) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885

Email: DUSA@mackenziepartners.com

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
The Information Agent for the Offer is
TABLE OF CONTENTS
SUMMARY TERM SHEET
THE TENDER OFFER
SCHEDULE I INFORMATION RELATING TO THE CPL, SUN PHARMA, SUN GLOBAL AND PURCHASER
The Depositary for the Offer is
The Information Agent for the Offer is